UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

January 19, 2024

Franklin Covey Co.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 19, 2024 at 11:30 a.m., in the Rehearsal Hall at Sundance Mountain Resort, 8841 North Alpine Loop Road, Sundance, Utah 84604 (the Annual Meeting), for the following purposes:

(i)	To elect nine directors to serve until the 2025 annual meeting of shareholders;
(ii)	To hold an advisory vote on executive compensation;
(iii)	To hold an advisory vote on the frequency of advisory votes on executive compensation;
(iv)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal 2024; and
(v)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 19, 2024.  The proxy statement and annual report to shareholders are available at www.proxyvote.com.

The Board of Directors has fixed the close of business on Thursday, November 30, 2023 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman

Chairman of the Board of Directors

December 19, 2023

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.

2200 West Parkway Boulevard

Salt Lake City, Utah  84119-2331

____________________

PROXY STATEMENT

____________________

Annual Meeting of Shareholders
January 19, 2024

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (us, our, we, Franklin Covey, or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock), for use at our Annual Meeting of Shareholders to be held on Friday, January 19, 2024, at 11:30 a.m., in the Rehearsal Hall at Sundance Mountain Resort, 8841 North Alpine Loop Road, Sundance, Utah 84604, and at any adjournment or postponement thereof.  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 19, 2023.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect nine directors to serve until the next annual meeting;  (ii) to hold an advisory vote on executive compensation;  (iii) to hold an advisory vote on the frequency of advisory votes on executive compensation; (iv)  to ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accountants for the fiscal year ending August 31, 2024;  and (v) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation,  assembly, printing, and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

INFORMATION ABOUT VOTING

Who can vote?

The only voting securities that we have outstanding are shares of our Common Stock.  Our Board of Directors has fixed the close of business on Thursday,  November 30, 2023 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the Record Date, there were 13,276,341 shares of our Common Stock issued and outstanding.  The holders of record of the shares of our Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Broadridge, our stock transfer agent, you are considered a shareholder of record with respect to those shares.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, but not the shareholder of record, and your shares are held in “street name.”  You are entitled to vote your shares whether you are the shareholder of record or you hold the shares in street name.

How can you vote?

You may submit your proxy by mail, telephone, or the Internet.  If you are submitting your proxy by mail, you should complete, sign, and date your proxy card and return it in the envelope provided.  Sign your name exactly as it appears on the proxy card.  If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card.  If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our voting tabulator no later than Thursday, January 18, 2024 to be voted at the Annual Meeting.  You may also vote in person at the Annual Meeting.

What if I do not specify on my proxy card how I want my shares voted?

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the nine director nominees (Proposal No. 1); (ii) FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 2); (iii) ONE YEAR for the proposal regarding an advisory vote on the frequency of advisory votes on executive compensation (Proposal No. 3); (iv)  FOR the ratification of the appointment of Deloitte as our independent registered public accountants for the fiscal year ending August 31, 2024 (Proposal No. 4); and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not currently anticipated that any other matters will be presented at the Annual Meeting.

What is “householding?”

We are sending only one notice or one copy of our proxy materials to shareholders who share the same last name and address, unless they have notified us that they want to receive multiple copies.  This practice, known as “householding,” is designed to reduce duplicate mailings, and printing and mailing costs.  If any shareholder residing at such address wishes to receive a separate copy of our proxy materials in the future, or, if any shareholders sharing an address are receiving multiple copies of our proxy materials and would like to request a single copy, they may contact the Office of the Corporate Secretary at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331.

How do I vote  at the Annual Meeting?

You may vote in person by written ballot at the Annual Meeting.  However, if your shares are held in street name, you must bring a legal proxy or other proof from that broker, trust, bank, or other nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting.  If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting.

What are broker non-votes?

When a broker, bank, or other nominee has discretion to vote on one or more proposals at a meeting but does not have discretion to vote on other matters at the meeting, the broker, bank, or other nominee will inform the inspector of election that it does not have the authority to vote on the “non-discretionary” matters with respect to shares held for beneficial owners which did not provide voting instructions with respect to the “non-discretionary” matters.  This situation is commonly referred to as a “broker non-vote.”

If my shares are held in street name, will my broker, bank or other nominee vote my shares for me?

Generally no.  If you hold your shares in street name and do not give voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee may only vote your shares with respect to “discretionary” matters, but may not vote your shares with respect to “non-discretionary” matters.  Each of our proposals, except for Proposal No. 4, the ratification of the appointment of our independent registered public accounting firm, are considered “non-discretionary” matters.  As a result, if you hold your shares in street name, your broker, bank, or other nominee will not have discretion to vote your shares at the Annual Meeting, except for Proposal No. 4, if you do not provide voting instructions.  Accordingly, it is important that street name holders give instructions to their broker, bank, or other nominee by following the voting instructions received from their broker, banker, or other nominee.

May I revoke my vote prior to the Annual Meeting?

Yes.  A shareholder who has completed a proxy may revoke it at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth below, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

What is a Quorum?

A quorum is the presence, in person or by proxy, of at least a majority of the shares of our Common Stock outstanding as of the close of business on the Record Date.  A quorum is necessary to transact business at the Annual Meeting.  Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting.  Holders of common stock will vote as a single class.  If there are not sufficient shares represented for a quorum, then the Annual Meeting may be adjourned or postponed from time to time until a quorum is established.

What Vote is Required for a Proposal to be Approved?

Subject to the paragraph below, the nine nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the nine directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from their election than votes “for” their election shall immediately offer to tender their resignation following certification of such shareholder vote.  The Corporate Governance and Nominating Committee (the Nominating Committee) shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Approval of Proposal No. 2, the advisory vote on executive compensation, requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will not have any effect on the outcome of this proposal.

The option of “one year,” “two years,” or “three years” which receives the highest number of votes will be the option recommended by the shareholders for Proposal No. 3.  Abstentions and broker non-votes will not have any effect on the outcome of Proposal No. 3.

The ratification of the appointment of Deloitte as our independent registered public accountants (Proposal No. 4) requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

What are the Board’s voting recommendations?

The Board of Directors recommends that you vote “FOR” proposal nos. 1, 2, and 4, and “ONE YEAR” for proposal no. 3, as further described in this Proxy Statement.

The Company’s Principal Office and Main Telephone Number

Our principal executive offices are located at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331 and our main telephone number is (801) 817-1776.

FISCAL 2023 ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY, AND GOVERNANCE (ESG) HIGHLIGHTS

At Franklin Covey, we believe we all have a role to play in shaping a brighter and more sustainable future for our clients, our people, our communities, and our shareholders.  As we continue to evolve our programs and initiatives to support a more sustainable future, we have focused our efforts on diversity, equity and inclusion, supporting our communities, and maintaining high levels of ethics and professionalism.

At Franklin Covey, we hold ourselves to the highest standards.  Our mission to enable greatness in people and organizations everywhere regardless of race, creed, gender, sexual orientation, or other individual characteristics forms the foundation of our actions with regard to environmental stewardship, social responsibility, and strong ethical governance. Some highlights from our fiscal 2023 ESG efforts include:

•

We continued our partnership with EcoVadis, a leading assessment platform that rates sustainability in environmental impact, labor and human rights standards, ethics, and procurement practices, to provide transparency and to help us improve our sustainability practices.

•	Our course materials are available in electronic format, including student leadership guides, which were included in the Leader in Me membership for the first time in fiscal 2023.
•

We continue to utilize Forest Stewardship Council (FSC) certified materials in the production of our printed materials to ensure our products are sourced from responsibly managed forests that adhere to strict environmental, social, and economic standards.

•	We continually look for ways to make our printed participant materials more environmentally friendly and are committed to eliminating all single-use plastic by the end of 2025.
•

We have a Director of Learning, Development, and Inclusion who is responsible for the internal learning and development of our associates in ways that align with our strategic plans for equality and growth.

•

We have the Franklin Covey Diversity, Equity, and Inclusion Council, which is comprised of approximately 35 associates from across our organization who are tasked with monitoring and implementing diversity, equity, and inclusion initiatives at all levels within the Company.

•	Three of our nine candidates for our Board of Directors are ethnically diverse.
•	Two of our nine candidates for our Board of Directors are women.
•	Approximately 68 percent of our workforce are women.
•	The number of women in leadership grew to 54 percent at August 31, 2023 compared with 44 percent at August 31, 2022.
•	We expanded the number of Employee Resource Groups (ERGs) sponsored by the Company to eight and welcomed over 100 new members to the ERGs in fiscal 2023.

•

In September 2023, we held our third annual Global Day of Service, which was focused on supporting various charitable organizations working to reduce food insecurity.  Combined with the efforts of our international direct offices and international licensee partners, we contributed over 3,300 hours of volunteer labor to help alleviate hunger all over the world.

For more information on our ESG efforts, please refer to the discussion under the heading “Environmental Stewardship, Social Responsibility, and Governance” found later in this Proxy Statement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our Company, including financial performance, Chief Executive Officer (CEO) performance, succession planning, strategy, risk management, compensation, growth, and innovations.  In carrying out its responsibilities, the Board advises our CEO and other members of our senior management team to help drive success for our clients and long-term value creation for our shareholders.

Corporate Governance

Franklin Covey upholds a set of basic values and principles to guide our actions, and we are committed to maintaining the highest standards of business conduct and corporate governance.  Our emphasis on corporate governance begins at the top, with our directors, who are elected by, and are accountable to you, our shareholders.  This commitment to governance extends to our management team and to all of our employees.  We have adopted a Code of Business Conduct and Ethics for our directors, officers, and senior financial officers that include the Chief Executive Officer, Chief Financial Officer (CFO), and other members of our financial leadership team.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of Franklin Covey.

A feature of our corporate governance is that our standing committees are comprised of independent directors, as discussed below.  We believe this structure allows for a collective focus by a majority of our independent directors on the various complex matters that come before Board committees.  The overlap inherent in this structure assists these independent directors in the execution of their responsibilities.

Diversity of Board Skills and Experience

Our directors have significant experience with our business and are familiar with the risks and competition we face, which allow them to participate actively and effectively in Board and committee discussions and deliberations.  Our directors meet and speak frequently with each other and with members of our senior management team.  These formal meetings and informal discussions occur based on the needs of our business and the market environment.

The Nominating Committee, in its board composition discussions, has focused on diversity of experience and perspectives in relation to guiding and overseeing the growth and development of our business.  The Board believes the skills, qualities, attributes, and experiences of its directors provide the Company with the business acumen and range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.  Consistent with our longstanding focus on diversity and inclusion, the Nominating Committee believes our Board should reflect over time a diversity of gender, race, and age.  Although we do not have a formal policy on Board member diversity, and the Nominating Committee does not follow strict criteria when making decisions, we believe considering diversity is aligned with the Board’s objective of enhancing composition and available skills to most effectively evaluate and guide our strategy now and in the future.  In addition to the considerations discussed in the “Director Nomination Process” section below, the Nominating Committee seeks Board candidates who have the ability to bring diversity to the Board, which includes diverse viewpoints and perspectives.

Nominees for Election to the Board of Directors

Our Board currently consists of nine directors, six of whom are considered independent.  Nominees for election to the Board of Directors shall be elected to serve until the next annual meeting of shareholders or until their successors shall have been elected and qualified or until such director’s earlier death, resignation, or removal.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the nine nominees named in this Proxy Statement.

We believe each of the nominees listed below bring extensive experience across a variety of disciplines that provides valuable breadth and depth to our Board.  The biographies below describe the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors for election.

We have a policy that members of our Board of Directors should retire from service at age 75 unless an extension is specifically approved.  In accordance with this policy, an extension was approved for Joel C. Peterson, who is standing for election at our Annual Meeting.

Anne H. Chow, 57

Lead Independent Director

Director Since: March 2016

Committees: Chair of the Corporate Governance and Nominating Committee and member of the Organization and Compensation Committee, and Growth Committee

Other Directorships: 3M

Ms. Chow is currently serving as Lead Independent Director of the Board of Directors at Franklin Covey. Anne is the founder of The Rewired CEO, a business services firm based in the Dallas, Texas area and has been serving as CEO since August 2022.  Ms. Chow is also an Independent Director on 3M’s Board of Directors as well as Senior Fellow and Adjunct Professor of Executive Education at the Kellogg School of Management, Northwestern University.  Reflective of her impact in driving success at the intersection of people, culture, and technology, she was named to Fortune’s Most Powerful Women in Business twice and Forbes inaugural CEO Next List of Leaders set to revolutionize American business among other recognition.

In her prior role, Anne was the CEO of AT&T Business at AT&T from 2019 to 2022.  As CEO of AT&T Business, Anne was responsible for the company’s Business Solutions organization which serves nearly 3 million business customers in more than 200 countries and territories around the world, including nearly all the world’s Fortune 1000 companies.  Ms. Chow’s responsibilities included all AT&T’s business services across wireless, networking, cybersecurity, and advanced solutions, covering more than $35 billion in revenues.  Since 2000, Ms. Chow has held a variety of executive leadership positions at AT&T, including Senior Vice President – Global Solutions and Sales Operations and Senior Vice President – Premier Client Group.  With decades of strategic and operational experience in the technology and telecom industry, Anne has led many global organizations through major transformations, developing and executing innovative growth strategies while building role model relationships.  Anne is passionate about business and culture transformation, education, diversity and inclusion, and cultivating next generation leaders and has extensive nonprofit governance and community advisory experience with organizations such as the Girl Scouts of the USA, Dallas Mavericks Advisory Council, Asian American Justice Center, APIA Scholars, and the New Jersey Chamber of Commerce.

Ms. Chow holds a Master’s Degree in Business Administration with Distinction from The Johnson School at Cornell University, as well as a Bachelor of Science Degree and Masters of Engineering Degree in Electrical Engineering from Cornell University.  Anne is also a graduate of the Pre-College Division of the Juilliard School of Music.

Director Qualifications:  The Company believes that Ms. Chow’s strong sales and enterprise relationship background as well as her extensive distribution and cross-functional global leadership experience provide valuable insight and skills to our Board of Directors.  Ms. Chow’s significant leadership involvement with diversified entities throughout her career provides her with wide-ranging perspective and experience in the areas of management, operations, finance, and marketing.

Craig Cuffie, 62

Independent Director

Director Since: September 2021

Committees: Member of the Audit Committee, Organization and Compensation Committee, and Growth Committee

Other Directorships: None

Since June of 2022, Mr. Cuffie has served as Group Chief Procurement Officer at HSBC, one of the world’s largest banks.  In his current role, Mr. Cuffie is responsible for Sourcing, Procurement, Expense Management, Corporate Travel, Sustainability, and Third-Party Management.  Prior to joining HSBC, Mr. Cuffie served as Executive Vice President and Chief Procurement Officer at Salesforce, where he served as an executive member of the Global Cyber Security Governance Team, the Global Policy Governance Team, and the Global Crisis Incident Management Team.  Mr. Cuffie’s service at Salesforce ran from 2017 to June of 2022.

Prior to joining Salesforce, Craig founded Eagle Island Advisors in 2015, a boutique private equity firm focused on sourcing lower mid-market opportunities in the 3rd Party Logistics industry.  From 2013 to 2015, Mr. Cuffie served as Vice-President of Global Operations at Jawbone, Inc., and was Chief Procurement Officer and Vice-President of Supply Chain at Clearwire from 2010 through 2013.  Over his career, Mr. Cuffie has accumulated over 30 years of business experience with 20 years of global management responsibility.  Craig’s business experience includes board of director service, supply chain, income statement management, manufacturing, and procurement in multiple geographies.

Mr. Cuffie earned his Masters Degree in management from Renssalaer Polytechnic Institute and is a member of the Executive Leadership Council, the Stanford University Graduate School of Business, Global Supply Chain Forum, the Institute for Supply Chain Management, and the procurement 50 cohort of the World 50.  While at Salesforce, Craig was an executive sponsor of BOLDforce and AbilityForce, Salesforces’ Employee Resource Groups focused on Black employees and employees with disabilities, respectively.  Mr. Cuffie is a frequent speaker on Diversity and Inclusion, its value and impact to corporate America and society.

Director Qualifications:  Mr. Cuffie’s extensive financial and operational expertise, as well as international leadership and prior board experience, provides him with wide-ranging knowledge and experience.  His professional involvement in various capacities during his career enabled Craig to gain experience in many areas including finance, organizational development, financial planning, and corporate governance.  Mr. Cuffie’s substantial financial knowledge and leadership experience enable him to make valuable contributions to our Board of Directors and on the Audit Committee.

Donald J. McNamara, 70

Independent Director

Director Since: June 1999

Committees: Chair of the Audit Committee

Other Directorships: Crow Holdings and A&O Hotels & Hostels

Mr. McNamara is the founder of The Hampstead Group LLC, a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  He has over 35 years of successful investment experience, including Bass Brothers Enterprises, Marriott Corporation, and JMB Realty.  Mr. McNamara currently serves as a Senior Advisor to TPG’s real estate platform, which includes $8 billion of assets collectively in its equity and debt platforms.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.

Director Qualifications: Mr. McNamara’s experience in private equity provides him with considerable expertise in financial and strategic matters.  This expertise enables him to make valuable contributions to the Company in the areas of raising capital, capital deployment, acquisitions and dispositions, and other major financial decisions.  This experience also qualifies Mr. McNamara to serve as the Audit Committee financial expert.  Don’s involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.  In addition, Mr. McNamara has a meaningful understanding of our operations having served on our Board of Directors for over 20 years, enabling him to make contributions to our strategy, innovation, and long-range plans.

Joel C. Peterson, 76

Director

Director Since: May 1997

Committees: None

Other Directorships: Packsize

Mr. Peterson has been on the faculty of the Graduate School of Business at Stanford University since 1992, teaching courses in real estate investment, entrepreneurship, and leadership.   Joel is the former Chairman of the Board of Overseers at the Hoover Institution at Stanford and started his second term as an Overseer in the fall of 2021.  Mr. Peterson formerly served as the Chairman of the Board of JetBlue Airways, and is the Founding Partner and Chairman of Peterson Partners, a Salt Lake City-based investment management firm which has invested in over 200 companies through 13 funds in four primary asset classes: growth-oriented private equity, venture capital, real estate, and search funds.  Prior to Stanford Business School and founding Peterson Partners, Mr. Peterson was Chief Executive Officer of Trammell Crow Company, then the world’s largest private commercial real estate development firm.  Mr. Peterson earned an MBA from Harvard University and received his bachelor’s degree from Brigham Young University.

Director Qualifications: Mr. Peterson brings chief executive leadership, extensive financial experience, and strong academic skills to our Board of Directors.  Mr. Peterson’s roles in executive leadership, financial management, and private equity enable him to make key contributions in the areas of leadership, raising capital, capital deployment, strategy, operations, and growth.  His experience with Peterson Partners and teaching courses on entrepreneurship adds valuable knowledge in growth and long-term strategic planning as well as accessing and deploying capital.  Joel also has a deep understanding of the Company’s operations and background with nearly 27 years of experience on our Board of Directors.  Further, prior to the FranklinCovey merger, Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997.

Nancy Phillips, 55

Independent Director

Director Since: May 2020

Committees: Chair of the Organization and Compensation Committee and member of the Corporate Governance and Nominating Committee, and Growth Committee

Other Directorships: None

Since December 2019, Ms. Phillips has served as Executive Vice President, Chief People Officer, at Paramount, overseeing the combined company’s global human resources organization.  Nancy is responsible for driving Paramount’s human resources strategy and delivering global programs to create a positive employee experience and a culture of high performance.  Ms. Phillips also oversees the company’s Human Resource (HR) business partners, talent acquisition, organizational effectiveness, learning and development, total rewards, people analytics, HR operations, and global security.

Ms. Phillips previously served as the Executive Vice President, Chief Human Resources Officer at Nielsen from January 2017 to December 2019, as well as on the Nielsen Foundation’s Board of Directors.  Under her leadership, Nielsen was ranked No. 2 on Forbes’ “Employers for Diversity” list and received multiple “Great Place to Work” awards globally.

Prior to joining Nielsen, Nancy was Chief Human Resources Officer of Broadcom during 2015 and 2016 prior to its sale to Avago Technologies, the largest technology deal in history at that time.  Before joining Broadcom, from 2010 to 2014, she led the HR organization for Hewlett Packard’s Imaging and Printing Group, as well as HP’s Enterprise Services business group, a global organization with more than 120,000 employees.  Prior to her experience at HP, Ms. Phillips served as Executive Vice President and Chief Human Resources Officer for Fifth Third Bancorp, a diversified financial services company with $133 billion in assets from 2008 to 2010.  Nancy also spent 11 years with the General Electric Company serving in a variety of HR leadership roles.

Nancy is active in a range of professional associations, and in 2006 received a YWCA TWIN (Tribute to Women) award in Silicon Valley for her commitment to diversity and inclusion.  A member of the Florida Bar, she began her professional career as an attorney.  Ms. Phillips earned a B.A. in English from the University of Delaware and a J.D. from Samford University in Birmingham, Alabama.

Director Qualifications: Ms. Phillips’ extensive experience in human resource management provides our Board with expertise in human capital management and compensation, which provides her with the knowledge to serve effectively on our Organization and Compensation and Corporate Governance and Nominating Committees.  Nancy’s legal background provides additional insight and expertise to regulatory and other potentially complex human resource matters.

Efrain Rivera, 66

Independent Director

Director Since: September 2023

Committees: Audit Committee

Other Directorships: Jones Lange LaSalle, Inc.

Mr. Rivera was appointed to our Board of Directors on September 27, 2023.  Since June 2011, Mr. Rivera has served as Senior Vice-President and Chief Financial Officer at Paychex.  During Mr. Rivera’s tenure, Paychex has grown from $2 billion in revenue to approximately $5 billion and has transformed into a leading Human Capital Management firm with a market value approaching $45 billion.

Prior to joining Paychex, Efrain served as Corporate Vice President and Chief Financial officer at Bausch & Lomb, where his responsibilities ranged from managing commercial operations in Latin America and Canada, to leading finance for the global vision care division, to overseeing the firm’s finance function.

Mr. Rivera holds a Doctorate of Management from Weatherhead School of Management at Case Western Reserve University, an MBA from the William E. Simon Graduate School of Business at the University of Rochester, and a Juris Doctor degree from New York University.  Mr. Rivera is a certified management accountant (CMA) and certified in financial management (CFM). Mr. Rivera currently serves on the Board of Directors of Jones Lange LaSalle, Inc.  In 2022 Mr. Rivera was named a Business Icon by The Rochester Business Journal.

Director Qualifications: Mr. Rivera’s extensive financial background and expertise, combined with his international leadership experience, provides him with wide-ranging knowledge and experience.  His education and professional experience in various capacities enabled Mr. Rivera to gain experience in many areas including accounting, finance, internal control, financial planning, organizational development, strategic planning and corporate governance.  Mr. Rivera’s substantial financial knowledge and leadership experience qualify him to serve as an audit committee financial expert and enable him to make valuable contributions to our Board of Directors and Audit Committee.  During fiscal 2023, the Company engaged an independent placement firm to identify potential candidates for our Board.  Mr. Rivera was recommended by the independent placement firm.

Derek C.M. van Bever, 66

Independent Director

Director Since: September 2019

Committees: Chair of the Growth Committee and member of the Audit Committee, and Corporate Governance and Nominating Committee

Other Directorships: None

Mr. van Bever is a Senior Lecturer of Business Administration in the General Management Unit at the Harvard Business School and is a director of the Forum for Growth and Innovation.  Derek teaches courses in the Harvard MBA program, including Building and Sustaining a Successful Enterprise, and Leadership and Corporate Accountability.  Mr. van Bever is co-chair of Harvard’s Executive Education course in Disruptive Innovation and is co-director of the Harvard Macy Institute’s Leading Innovation in Health Care and Education course.

In 1983, Derek co-founded The Advisory Board Company, a global research, consulting, and technology firm serving hospital and university executives, and was chief research officer of The Corporate Executive Board, the world’s largest executive advisory network.  Mr. van Bever’s research interests include the challenges facing leading companies seeking discontinuous renewal through market-creating innovation, as well as the new models for uniting faith, leadership, and corporate mission that are emerging in the economy.  With his colleague Matthew S. Olsen, Derek is co-author of the book, Stall Points (Yale University Press, 2008), a quantitative and qualitative analysis of the growth experience of companies in the Fortune 100 across the past half-century.  A 2008 Harvard Business Review article authored by Mr. van Bever on the book entitled When Growth Stalls won the McKinsey Award for that year.

Derek received his Masters of Business Administration from the Harvard Business School in 1988, and is a 2011 graduate of Harvard Divinity School (HDS).  Mr. van Bever is a member of the HDS Dean’s Council and recently received the 2019 Dean’s Leadership Award for his leadership in the school’s strategic planning efforts around its 2016 bicentennial.

Director Qualifications: Mr. van Bever brings experience in thought leadership and expertise in business growth, innovation, subscription businesses, and strategy to our Board of Directors.  In his role as chief research officer for The Corporate Executive Board, Derek directed teams studying best practices in strategy, innovation, talent management, finance, and governance in the large-corporate sector worldwide.  The Company believes Mr. van Bever’s experience, thought leadership, and research abilities make him a valuable addition to its Board of Directors.

: Mr. Walker’s extensive experience with Franklin Covey and leadership experience as our Chief Executive Officer provide him with significant knowledge and valuable insights regarding our industry, sales strategy, content, operations, and strategic priorities.  His education and professional experience enable Mr. Walker to provide valuable contributions to the Board and to facilitate effective communication between our management and the Board of Directors.  Mr. Whitman’s extensive experience in sales and working with clients also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of strategy, growth, technology deployment, and organizational development.

Paul S. Walker, 48

Director

Director Since: July 2023

Committees: None

Other Directorships: None

Mr. Walker currently serves as the Company’s President and Chief Executive Officer, and was appointed to our Board of Directors effective July 1, 2023.  Mr. Walker began his career with the Company in 2000 in the role of business developer, and quickly moved to become a Client Partner and then an Area Director.  In 2007, Mr. Walker became General Manager of the North America Central Region.  In 2014, Paul assumed responsibility for the Company’s United Kingdom operations in addition to his role as General Manager of the Central Region.  In 2016, Mr. Walker relocated to the Company’s Salt Lake City, Utah headquarters where he served as Executive Vice President of Global Sales and Delivery and as President of the Company’s Enterprise Division until November 2019 when he was appointed President and Chief Operating Officer.  During his time at Franklin Covey, Paul has led many digital transformation projects, including the transition to the All Access Pass.  Mr. Walker graduated from Brigham Young University with a Bachelor of Arts in Communications.

Director Qualifications: Mr. Walker’s extensive experience with Franklin Covey and leadership experience as our Chief Executive Officer provide him with significant knowledge and valuable insights regarding our industry, sales strategy, content, operations, and strategic priorities.  His education and professional experience enable Mr. Walker to provide valuable contributions to the Board and to facilitate effective communication between our management and the Board of Directors.  Mr. Walker’s extensive experience in sales and working with clients also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of strategy, growth, technology deployment, and organizational development.

Robert A. Whitman, 70

Chairman of the Board of Directors

Director Since: May 1997

Committees: None

Other Directorships: None

Mr. Whitman has served as the Chairman of the Board of Directors since June 1999 and served as Chief Executive Officer of the Company from January 2000 through August 2021.  Mr. Whitman currently serves as Chairman of the Board of Directors.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co‑Chief Executive Officer of The Hampstead Group LLC from 1992 to 2000 and is a founding partner at Whitman Peterson.  Mr. Whitman received his Bachelor of Arts Degree in Finance from the University of Utah and his MBA from the Harvard Business School.

Director Qualifications: Mr. Whitman’s leadership experience as the Chief Executive Officer of the Company for 21 years and his in-depth knowledge of our strategic priorities and operations enable him to provide valuable contributions to the Board of Directors in his role as Chairman of our Board.  Mr. Whitman’s extensive experience in finance, private-equity investing, and leadership also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of finance, raising capital, and capital deployment.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Anne H. Chow, Craig Cuffie, Donald J. McNamara, Nancy Phillips, Efrain Rivera, and Derek van Bever.

The Company has engaged Ms. Anne H. Chow to deliver keynote addresses to clients and prospective clients on its behalf.  Ms. Chow receives compensation for the speeches that she delivers.  The Board of Directors has reviewed the nature and amounts of expected compensation from these addresses and has determined that Ms. Chow will remain an independent director.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related-party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

Board Leadership Structure

The Board of Directors does not have a policy on whether the roles of Chairman and CEO should be separate or combined.  Following the September 1, 2021 appointment of Robert A. Whitman as Executive Chairman and Chairman of the Board and Paul S. Walker as Chief Executive Officer, these roles are no longer combined.  Effective September 1, 2023, Mr. Whitman transitioned from serving as the Executive Chairman and Chairman of the Board to serve solely as Chairman of the Board of Directors.  We believe Mr. Whitman’s leadership and previous experience with the Company and its operations enable him to provide meaningful contributions in the Chairman role.

Our Board regularly assesses the roles of Chief Executive Officer and Chairman of the Board, and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place.  The Board of Directors has determined that if the Chairman of the Board is not an independent director, then there should be a Lead Independent Director.

Ultimately, we believe that our current leadership structure, combined with strong governance practices, creates a productive relationship between our Board and management, including strong independent oversight that benefits our shareholders.  As CEO, Mr. Walker is directly accountable to our Board and, through our Board, to our shareholders.  Mr. Whitman’s role as Chairman of the Board is also directly accountable to the Board and to our shareholders.  We believe Mr. Whitman’s role is both counterbalanced and enhanced by the overall independence of the Board and independent leadership provided by our Lead Independent Director, Ms. Anne H. Chow.  Ms. Chow, as Chair of our Nominating Committee, was designated as the Lead Independent Director by our Board.  Our independent directors may elect another independent director as Lead Independent Director at any time.  Mr. Walker, Mr. Whitman, and Ms. Chow meet and speak frequently regarding our Board and our Company.

The Board of Director’s Role in Risk Management Oversight

The Audit Committee of our Board of Directors has responsibility for the oversight of risk management, while our management team is responsible for the day-to-day risk management process.  With the oversight of the Board of Directors, management has developed an enterprise risk management strategy, whereby management identifies the top individual risks that we face with respect to our business, operations, strategy, and other factors that were recognized after discussions with key business and functional leaders and reviews of external information.  In addition to evaluating various key risks, management identifies ways to manage and mitigate such risks.  During fiscal 2023, our management met regularly with the Audit Committee to discuss the identified risks and the efforts that are designed to mitigate and manage these risks.  These risks are allocated to the various committees of the Board of Directors to allow the committees to examine a particular risk in detail and assess its potential impact to our operations.  For example, the Audit Committee reviews compliance and risk management processes and practices related to accounting and financial reporting matters; the Nominating Committee reviews the risks related to succession planning and the independence of the Board of Directors; and the Organization and Compensation Committee reviews the risks related to our various compensation plans.  In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board of Directors.

As part of its responsibilities, the Organization and Compensation Committee periodically reviews our compensation policies and programs to ensure that the compensation programs offer appropriate performance incentives for employees, including executive officers, while mitigating excessive risk taking.  We believe that our various compensation programs contain provisions that discourage excessive risk taking.  These provisions include:

•	An appropriate balance between annual cash compensation and equity compensation that may be earned over several years.
•	Metrics that are weighted between the achievement of overall financial goals and individual objectives.
•	Stock ownership guidelines that encourage executive officers to accumulate meaningful levels of equity ownership, which align the interests of executives with those of long-term shareholders.

Based on a review of the nature of our operations by the Organization and Compensation Committee, we do not believe that any areas of the Company are incented to take excessive risks that would likely have a material adverse effect on our operations.

BOARD OF DIRECTOR COMMITTEES AND MEETINGS

Our Board has three standing committees: Audit, Nominating, and Organization and Compensation (the Compensation Committee).  The specific membership of each committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on relevant committee matters.    The following table shows the current membership of each of our standing committees.

Director	Audit	Nominating	Compensation
Anne H. Chow	-
Craig Cuffie		-
Donald J. McNamara		-	-
Joel C. Peterson	-	-	-
Nancy Phillips	-
Efrain Rivera		-	-
Derek van Bever	-		-
Paul S. Walker	-	-	-
Robert A. Whitman	-	-	-

 Committee Chair

 Committee Member

The Board of Directors has adopted a written charter for each of the standing committees, which are reviewed annually.  These charters are available on our website at www.franklincovey.com.  Shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act).  The Audit Committee’s primary functions are to:

•

assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence, internal audit function performance, and internal controls over financial reporting;

•	decide whether to appoint, retain, or terminate our independent auditors;
•	pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and
•	prepare the Audit Committee Report.

The Audit Committee is chaired by Mr. McNamara, and each of the members of the Audit Committee is independent as described under NYSE rules and meets the enhanced independence standards established by Rule 10A-3 promulgated under the Exchange Act.  The Board of Directors has determined that two of the Audit Committee members, Donald J. McNamara and Efrain Rivera are each an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is chaired by Ms. Anne H. Chow.    The primary purposes of the Nominating Committee are to:

•	recommend individuals for nomination, election, or appointment as members of our Board and its committees;
•	oversee the evaluation of the performance of our Board, its committees, and our management;
•	ensure that our committees are comprised of qualified and experienced independent directors;
•	review and concur in the succession plans for our CEO and other members of senior management; and
•

take a leadership role in shaping our corporate governance, including developing, recommending to the Board, and reviewing on an ongoing basis the corporate governance principles and practices that apply to our Company.

In carrying out the responsibilities of the Nominating Committee, Ms. Chow frequently met or had discussions with Mr. Walker and Mr. Whitman during the fiscal year.  All of the members of the Nominating Committee are independent as defined under NYSE rules.

The Organization and Compensation Committee

We are in a business that relies heavily on our people for a competitive advantage.  As a result, our Organization and Compensation Committee plays a pivotal role in enabling us to attract and retain the best talent for the growth and strategic needs of our Company.  Whenever possible, our goal is to be in a position to appoint people from within our Company to our most senior leadership positions, and our executive compensation program is intended to incentivize our people to stay at Franklin Covey and to aspire to these senior roles.

The Compensation Committee is chaired by Ms. Nancy Phillips and regularly met without any employees present to discuss executive compensation matters, including Mr. Walker’s compensation package, during fiscal 2023.  The primary functions of the Compensation Committee are to:

•	determine and approve the compensation of our CEO and other executive officers;
•	review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval;
•

assist our Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital management, including recruiting, retention, career development and progression, diversity, and employment practices;

•	review management development plans and succession plans to ensure business continuity (other than that within the purview of the Nominating Committee);
•	provide risk oversight of all Company compensation plans;
•	review periodically the form and amount of non-employee director compensation and make recommendations to our Board with respect thereto; and
•	prepare the Compensation Committee Report.

All of the Compensation Committee members are independent as defined under the NYSE enhanced independence standards.    As described below in “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” none of the Compensation Committee members had any material business relationships with the Company.

The Compensation Committee administers all elements of our executive compensation program, including our stock-based long-term incentive plans.  In consultation with the Compensation Committee, Mr. Walker annually reviews and establishes compensation for the other Named Executive Officers.  The Compensation Committee regularly reports to the full Board on decisions related to the executive compensation program.

Compensation Consultants

Our Compensation Committee recognizes the importance of using an independent compensation consulting firm that is appropriately qualified and that provides services to our Board.  During fiscal 2023, the Compensation Committee engaged and received the advice of Mercer as compensation consultants.    Mercer provided information to the Compensation Committee regarding stock-based compensation plans,  executive compensation, and director compensation that were used as components of the overall mix of information used to evaluate our compensation plans.    Our Compensation Committee reviewed its relationship with Mercer and determined that its work does not raise any conflicts of interest and that Mercer was independent under the factors set forth in the NYSE rules for compensation committee advisors.  Further information regarding the role of these compensation consultants can be found in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

Nancy Phillips, Anne H. Chow, and Craig Cuffie each served on the Compensation Committee during fiscal 2023.  No member of the Compensation Committee was an officer or employee of the Company or any of our subsidiaries or had any substantial business dealings with the Company or any of our subsidiaries during fiscal 2023 nor was formerly an officer of the Company.  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or our Compensation Committee.

Growth and Innovations Committee

Our Board of Directors has established a supplemental Growth and Innovations Committee to leverage the skills and abilities of our Directors to achieve specific objectives.  The Growth and Innovations Committee does not have a charter and is not required by Securities and Exchange Commission (SEC) rules or Company bylaws.  Our Growth and Innovations Committee is designed to: 1) assist our management with strategic guidance over growth initiatives and the execution of these initiatives to drive increased sales and shareholder return; and 2) provide strategic direction in our efforts to expand our content and offerings into areas that will provide meaningful results for clients and new growth opportunities.

Mr. van Bever is the Chair of the Growth and Innovations Committee and is joined by Ms. Chow, Mr. Cuffie, Ms. Phillips, Mr. Peterson, Mr. Rivera, Mr. Walker, and Mr. Whitman as members of this committee.  We believe the experience and skills of these directors provides valuable strategic direction to the Company’s ongoing growth and innovation objectives.

Commitment of our Directors

Our Board and its standing committees met regularly during fiscal 2023 as shown below.

Meetings
Board	4
Audit	5
Nominating	3
Compensation	5

In addition to the formal meetings shown above, our Board regularly participated in informal update calls with members of our executive management as necessary throughout fiscal 2023.

Our Lead Independent Director plays an active role on our Board of Directors.  Ms. Chow reviewed the agenda, schedule, and materials for each Board and Nominating Committee meeting and presided over executive sessions of the independent directors.  Any independent director may call for an executive session and suggest agenda items for Board or committee meetings.

All of the members of our Board of Directors attended at least 75 percent of the Board and committee meetings for which they were entitled to participate.  Although we encourage Board members to attend our Annual Meeting, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Four members of our Board of Directors were available for questions at our most recent annual meeting of shareholders, which was held in January 2023.

Director Nomination Process

As indicated above, the Nominating Committee oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.

These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.  We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors.  Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Nominating Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Although not an automatically disqualifying factor, the inability of a director candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms, recommendations from current Board members, and recommendations from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience, and expertise, via mail addressed as follows:

Franklin Covey Co.

c/o Stephen D. Young, Corporate Secretary

2200 West Parkway Boulevard

Salt Lake City, UT  84119-2331

Communications with Directors

Shareholders or other interested parties wishing to communicate directly with the Board of Directors or the non-management directors as a group, may contact the Lead Independent Director directly via e-mail at lead.director@franklincovey.com.  Our Audit Committee chairman may also be contacted directly via e-mail at audit.committee@franklincovey.com.  You may also contact members of the Board in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  All such written communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or

Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review during the next regular meeting of the Board of Directors.

Fiscal 2023 Director Compensation

Director compensation is set by the Organization and Compensation Committee and approved by the Board of Directors and our management does not play a role in setting Board compensation.  During fiscal 2023, we compensated members of the Board of Directors using a combination of cash and equity-based compensation.  Board policy requires that each director who is not an employee of the Company maintain beneficial ownership of the Company’s common stock and/or unvested stock units, equal in value to at least five times the annual Board cash retainer during their tenure on the Board.  New directors have up to five years of service on the Board in which to meet this ownership requirement.

Paul S. Walker, our current CEO, does not currently receive compensation for his service on the Board.  Robert A. Whitman, our Executive Chairman and Chairman of the Board of Directors and previous CEO, did not receive compensation for his service as a director in fiscal 2023.  Following Mr. Whitman’s September 1, 2023 transition to serving solely as Chairman of the Board, Mr. Whitman will receive only receive compensation for his service on the Board.  The fiscal 2023 compensation received by Mr. Walker and Mr. Whitman is shown in the Fiscal 2023 Summary Compensation Table, contained in the “Executive Compensation” section of this proxy statement.

During fiscal 2023, the other directors were paid the following amounts for services provided:

Compensation Element	Amount
Annual restricted stock award	$120,000
Annual cash retainer	65,000
Committee retainer, paid for service on each committee	10,000
Lead independent director annual retainer	30,000
Audit committee chair annual retainer	15,000
Compensation committee chair annual retainer	10,000
Nominating committee chair annual retainer	5,000

We reimbursed the Directors for their out-of-pocket travel and related expenses incurred while attending Board and committee meetings.

Fiscal 2023 Director Compensation Table

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock Awards(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Anne H. Chow (1)	130,000	120,000	-	-	-	12,000	262,000
Craig Cuffie	95,000	120,000	-	-	-	-	215,000
Dennis G. Heiner(2)	7,500	-	-	-	-	-	7,500
Donald J. McNamara	90,000	120,000	-	-	-	-	210,000
Joel C. Peterson	65,000	120,000	-	-	-	-	185,000
Nancy Phillips	105,000	120,000	-	-	-	-	225,000
Efrain Rivera(3)	-	-	-	-	-	-	-
Derek C.M. van Bever	100,000	120,000	-	-	-	-	220,000
Paul S. Walker	-	-	-	-	-	-	-
Robert A. Whitman	-	-	-	-	-	-	-

Amounts reported in column C represent the fair value of stock-based compensation granted to each non-employee member of the Board of Directors.  All Board of Director unvested stock awards are made annually in January following the Annual Meeting and have one-year vesting terms.  In January 2023, each non-employee member of the Board received an unvested stock award of 2,647 shares that had a fair value of $120,000.  The number of shares awarded to each member of the Board of Directors was determined by dividing the fair value of the share award by $45.34 per share, which was the closing price of our common stock on the date that the award was granted.  At August 31, 2023, the directors held a total of 15,882 shares of unvested stock.  For further information on the stock-based compensation awards presented in Column C, refer to Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2023 as filed with the SEC on November 13,  2023.

(1)

In addition to compensation received for service on our Board of Directors, Ms. Anne Chow may also deliver speeches and presentations on our behalf.    During fiscal 2023, Ms. Chow presented at one event and received $12,000 in additional compensation, which is shown in column G on the Director Compensation Table above.

(2)	Mr. Heiner retired from our Board of Directors in fiscal 2023 and did not stand for election at our Annual Meeting of Shareholders held on January 20, 2023.
(3)	Mr. Rivera was appointed to our Board of Directors on September 27, 2023 and therefore did not receive any compensation during fiscal 2023.
(4)

At August 31, 2023, the aggregate number of unvested stock awards held by each current non-employee director was as follows: Anne H. Chow, 2,647 shares; Craig Cuffie, 2,647 shares; Donald J. McNamara, 2,647 shares; Joel C. Peterson, 2,647 shares; Nancy Phillips, 2,647 shares; Derek C.M. van Bever, 2,647 shares; and all directors as a group, 15,882 shares.

Fiscal 2024 Director Compensation

Effective September 1, 2023, Robert A. Whitman transitioned from his roles of Executive Chairman and Chairman to serve solely as Chairman of the Board of Directors.  Following this transition, Mr. Whitman will only receive compensation associated with his service on the Board of Directors.  Mr. Whitman will receive an annual cash retainer of $190,000 for his service as Chairman and will receive the same compensation, including equity compensation, as the other Board members for services provided.

No other changes were approved for fiscal 2024 Board of Director compensation.

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY, AND GOVERNANCE

Our mission is to enable greatness in individuals and organizations regardless of race, religion, gender, or other individual characteristics.  We stand firmly against racism and discrimination, and we expect our associates to create environments of acceptance and contribution both internally and in our relationships with our clients.  We believe our commitment to protecting and preserving our environment, creating an inclusive workplace of choice for achievers with heart, giving back to our local communities, and maintaining the highest standards of ethics and professionalism are in harmony with our mission to enable greatness.

Environmental Sustainability

As one of the world’s leading training and content companies, we acknowledge our responsibility to reduce our environmental impact where possible.  We care about our communities—both local and global—and we are committed to pursuing environmental sustainability initiatives.  Franklin Covey has taken measures to address crucial climate-related issues facing our industry, including the following:

•

We partner with EcoVadis, a leading assessment platform that rates sustainability in environmental impact, labor and human rights standards, ethics, and procurement practices, to provide transparency and to help us continuously improve our sustainability practices.

•	We promote live-online training options to reduce or eliminate the need for consultant travel.
•	We provide training materials in electronic format to proactively lessen the impact on the environment.

•

We utilize Forest Stewardship Council (FSC) certified materials in the production of our printed materials to ensure our products are sourced from responsibly managed forests that adhere to strict environmental, social, and economic standards.

•	We continually look for ways to make our printed participant materials more environmentally friendly and are committed to eliminating all single-use plastic by the end of 2025.
•	We allow associates to work from home in many locations around the world to reduce the negative impact of commuter traffic and pollution.
•

We engage in efficient management of corporate waste by recycling paper and returned print materials, toner, and ink cartridges as well as recycling or reselling outdated IT hardware through a third-party vendor.

Some of these efforts have impacted our financial results as they have been implemented.  For example, during fiscal 2023 we included student leadership materials in electronic format as part of the Leader in Me membership.  As a result, our materials sales declined significantly in fiscal 2023, but we believe these efforts will have a long-term favorable impact on our environment and sustainability.  Through our partnership with EcoVadis, we actively seek to improve our sustainability practices and reduce our impact on the environment.

Culture and Diversity, Equity, and Inclusion (DEI) at Franklin Covey

Our goal is to have every associate feel they are a valued member of a winning team doing meaningful work in an environment of trust.  To accomplish this goal, we are focused on attracting, developing, and retaining talent while looking through the lens of diversity, equity, and inclusion in each area as we believe that the strongest and most innovative cultures intentionally build diverse teams and cultivate a sense of belonging across those teams.  We believe the diverse and global makeup of our workforce allows us to successfully serve a variety of clients with different needs on a worldwide basis.

To accomplish this vision, we established the position of Director of Learning, Development, and Inclusion in January 2021.  This position is responsible for the internal learning and development of our associates in ways that align with our strategic plans for growth.  In addition, we established the Franklin Covey Diversity, Equity, and Inclusion Council (DEI Council), which is comprised of approximately 35 associates from across our organization who are tasked with monitoring and implementing diversity, equity, and inclusion initiatives at all levels within the Company.  Our efforts to build an environment of trust include the following:

•

We actively comply with laws governing nondiscrimination, and expressly prohibit any harassment based on race, color, religion, gender, sexual orientation, gender identity or expression, national origin, age, genetic information, disability, or veteran status.

•

Our Director of Learning, Development, and Inclusion is responsible for the internal training and development of our associates in ways that align with our strategic plans for equality and growth.  We utilize our own content and strive to create the conditions for every associate to feel they are a valued member of a winning team, doing meaningful work, in an environment of trust.

•

During fiscal 2023, the DEI Council focused on building cultural competence through multiple initiatives, including structured learning circles, a method of action learning, a company-wide book study to create a shared and safe learning environment, and panel discussions led by internal subject matter experts.  These experiences allow associates to step out as leaders in topics they are interested in or care about, furthering our culture of belonging and reinforcing our talent pipeline.

•

We currently have eight employee resource groups (ERGs), consisting of: Veterans and First Responders, BOLD (Black Originators, Leaders, and Doers), WIN (Women's International Network), Global Wellness, FC Ability, and LGBTQ+.  Our AsPIRE and HOLA! ERGs came online in August of 2023.  AsPIRE supports our Asian and Pacific Islander employees and allies while HOLA! creates a safe place for members of the Hispanic diaspora within our organization.  The eight ERGs have welcomed more than 100 new member-allies across them during fiscal 2023.

•

We remain steadfast in our commitment to recruiting and developing underinvested and underrepresented groups of employees.  Women currently constitute 68 percent of our workforce, while the number of women in leadership grew to 54 percent at August 31, 2023 compared with 44 percent at August 31, 2022.  Black, Indigenous, and People of Color (BIPOC) associates currently comprise 19 percent of our workforce, which is consistent with the prior year.  We continue to make efforts to increase the representation of BIPOC, veterans, women, and individuals with disabilities in our workforce while ensuring that our associate promotions are fair and equitable.

•

We also sponsor a mentorship program that helps us build skills and capabilities while leveraging our talented and experienced associates.  In fiscal 2023, the Mentorship program experienced a 109 percent year-over-year increase in the number of mentees participating in the program.  The Mentorship Program is company-wide and is available to all associates.  Mentees and mentors are paired based on self-selected areas of interest and ability, giving the partners a great deal of flexibility for how they can best engage with each other for mutual benefit and professional development.

We believe these initiatives support our associates and provide a quality work environment at Franklin Covey.  For more information on our Human Capital resources, refer to Item 1 in our Form 10-K for the fiscal year ended August 31, 2023 as filed with the SEC on November 13, 2023.

Supporting Our Communities

We recognize the interdependence between our company and the communities we serve.  Our commitment to be the world’s most trusted leadership company begins with building leadership skills in students.  We partner with charitable foundations and make contributions that provide programs and services to build students’ character and leadership in preK-12 schools throughout the world.

Our annual Global Day of Service provides paid time to our associates as they donate their time and talents to various charitable organizations working to reduce food insecurity.  Our directly owned international offices and independently owned international licensees also encourage their associates to participate in our Global Day of Service.  In September 2023, our Global Day of Service contributed over 3,300 service hours in countries around the world.

We strongly believe that the benefits of our success and scale should enrich our stakeholders, including the communities in which we operate.  We are committed to being responsible global and corporate citizens by positively contributing to the communities in which we work and live.

Maintaining the Highest Standards of Ethics and Professionalism

Franklin Covey is committed to conducting business honestly and ethically, and to accurately reporting financial performance.  To this end, we have implemented an anonymous reporting procedure to enable associates to communicate confidentially to the Audit Committee of our Board of Directors any observations, concerns, or complaints relating to accounting or auditing practices or concerns, issues relating to internal financial controls, conflicts of interest, or alleged violations of employment laws (harassment, discrimination, etc.).  Employees may use the hotline or website to report these or any other legal or ethical matters.

Our Associate Policy Handbook, which outlines our Franklin Covey Code of Business Conduct and Ethics, includes our commitment to privacy principles, compliance with the U.S. Foreign Corrupt Practices Act, and all public company requirements.

We believe that our ongoing efforts in these areas are hallmarks of our culture at Franklin Cove and we intend to continue to improve our performance in these areas in fiscal 2024 and in the future.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of November 30,  2023, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of our Common Stock, by each director, by our executive  officers, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 13,276,341 shares of Common Stock outstanding as of November 30,  2023.  At the date of this report, there were no shares of Series A or B Preferred Stock outstanding.

As of November 30, 2023	Number of Common Shares	Percentage of Class
Blackrock, Inc.(1) 55 East 52nd Street New York, NY 10055	1,157,146	8.7%
Robert A. Whitman	702,630	5.3%
Vanguard Group Inc.(1) P.O. Box 2600 Valley Forge, PA 19482-2600	664,636	5.0%
Donald J. McNamara(2)(3)	445,246	3.4%
Joel C. Peterson(2)	236,646	1.8%
Stephen D. Young	221,861	1.7%
M. Sean Covey	218,275	1.6%
Paul S. Walker	57,168	* %
Colleen Dom	46,242	* %
Jennifer C. Colosimo	23,766	* %
Anne H. Chow(2)	20,948	* %
Derek C.M. van Bever(2)	9,277	* %
Nancy Phillips(2)	6,217	* %
Craig Cuffie(2)	2,210	* %
Meisha R. Sherman	-	-%
Efrain Rivera	-	-%
All directors and executive officers as a group (14 persons)(2)(3)	1,990,486	15.0%

*The percentage of shares beneficially owned by the director or nominee does not exceed 1% of our Common Stock.

(1)Information for Blackrock Inc. and Vanguard Group Inc. is provided as of September 30, 2023, the filing of their last 13F Reports.

(2)The share amounts indicated exclude unvested stock awards currently held by the following persons in the following amounts: Anne H. Chow, 2,647 shares; Craig Cuffie, 2,647 shares; Donald J. McNamara, 2,647 shares; Joel C. Peterson, 2,647 shares; Nancy Phillips,  2,647 shares; Derek C.M. van Bever, 2,647 shares; and all directors as a group, 15,882 shares.  These unvested stock awards do not have voting power or dividend rights until the shares actually vest to members of the Board of Directors.

(3)The share amount includes those held for Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10 percent of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other securities which are derivative of our Common Stock.  Executive officers, directors, and holders of more than 10 percent of our Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis during fiscal 2023, except for the following four reports:  A  Form 4 was filed for Mr. Covey on September 26, 2023 that should have been filed on December 8, 2022; a Form 4 was filed for Mr. Covey on August 15, 2023 which should have been filed on August 7, 2023; a Form 4 was filed for Ms. Dom on April 18, 2023 that should have been filed on November 21, 2022; and a Form 4 was filed for Mr. Walker on September 26, 2023 that should have been filed on August 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and certain related persons, including our directors, executive officers, and their immediate family members, are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our  Proxy Statement.  In addition, a disinterested majority of the full Board of Directors or Audit Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

We previously acquired CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses, and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the brother of M. Sean Covey.    Prior to the acquisition date, CoveyLink granted us a non-exclusive license related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, we obtained an amended and restated license of intellectual property that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, sell, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties to Stephen M.R. Covey under the amended and restated license agreement totaled $1.7 million during the fiscal year ended August 31, 2023.  In connection with the CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations. During fiscal 2023 we expensed $1.4 million for these presentations.

We pay M. Sean Covey, who is also an executive officer of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him in addition to his salary.  During the fiscal year ended August 31, 2023, we expensed $0.1 million for these royalty payments.

During fiscal 2023, we employed Joshua M.R. Covey, who is the brother of M. Sean Covey, and paid him compensation totaling $271,040.

Each of these listed transactions was approved according to the procedures cited above.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our Compensation Committee, composed of three independent directors, determined the fiscal 2023 compensation for our named executive officers  (NEOs) who held the following positions during fiscal 2023:

•	Paul S. Walker – President and Chief Executive Officer (CEO);
•	Stephen D. Young – Chief Financial Officer (CFO);
•	Robert A. Whitman – Executive Chairman and Chairman of the Board of Directors;
•	M. Sean Covey – President of the Education Division; and
•	Jennifer C. Colosimo – President of the Enterprise Division.

Overview

This Compensation Discussion and Analysis (CD&A) describes in detail:

•	The guiding principles, philosophy, and objectives of our executive compensation program, including shareholder-minded compensation practices we employ;
•	Our fiscal 2023 executive compensation program; and
•	Actual compensation earned by or provided to our NEOs as required by SEC rules.

We begin this CD&A with a short summary of our basic approach to executive compensation and our financial results for fiscal 2023.

Basic Elements of and Approach to Executive Compensation at Franklin Covey

The basic elements of compensation for our executives, including our NEOs, are: (1) salary and annual cash incentive compensation based on progress against specified performance metrics, which we define as “STIP” (short-term incentive plan) awards; (2) time and performance-based equity awards, which we define as “LTIP” (long-term incentive plan) awards; and (3) employee benefits, including retirement and severance benefits.  The Compensation Committee of our Board of Directors sets salaries and establishes STIP and multiyear LTIP metrics at the beginning of each fiscal year.

We are a people business and take a rigorous approach to pay-for-performance.  Accordingly, all associates within our various geographic regions have a meaningful portion of their compensation that tracks performance.  We continue to increase the percentage of pay that is based on performance and performance-measured compensation for more senior roles, including our NEOs, to further align executive pay with shareholder interests.  We have also adopted many shareholder-minded compensation policies.  As a result, we are pleased to have again received overwhelming support from shareholders in our annual “say-on-pay” votes, including over 93 percent approval for our say-on-pay vote in fiscal 2023.

Fiscal 2023 Performance

Reflecting the strength of our strategic position in the marketplace and our continued transition to a subscription-based model, performance for fiscal 2023 was strong and included the following key metrics:

•	Our consolidated revenue increased 7% year-over-year to $280.5 million.
•

Our adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) increased 14% year-over-year from $42.2 million to $48.1 million and increased to $49.5 million in constant currency.  Adjusted EBITDA is a non-GAAP measure we believe is useful in evaluating our business.  For a reconciliation of Adjusted EBTIDA to net income (loss), a related GAAP measure, refer to Appendix B.

Our performance in fiscal 2023 reflects the continuation of key trends in both of our operating divisions: (1) our Enterprise Division sales grew 6% to $205.7 million; (2) our Education Division sales grew 13% to $69.7 million; and (3)

we achieved increases in All Access Pass deferred revenue within our international operations that will increase the reported results for these operations in the future.  In North America, All Access Pass subscription and subscription services sales now account for 90% of total sales.  We anticipate All Access Pass and Leader in Me subscription services to also make up the vast majority of our sales in our international operations in the coming years.

Shareholder-Minded Compensation Practices

The Compensation Committee regularly reviews and considers the views of shareholders and proxy advisory firms on corporate pay practices.  Each year, we reach out to key shareholders to solicit their views on executive compensation and consider the results of our annual say-on-pay vote.  Taking these and other inputs into account, the Compensation Committee has implemented and maintains the following policies:

•

Clawback Policy – Effective October 2, 2023, we adopted a new clawback policy that complies with new SEC and NYSE rules and requirements.  In general, when a restatement of financial information occurs, the clawback policy requires reimbursement of the difference in any cash-based or performance-based equity payments between the original award and the award that would have been made based on the adjusted financial statements.  For reference, our new clawback policy has been attached as Appendix A to this Proxy Statement.

•

Hedging Policy – Our directors and executive officers are prohibited from buying or selling publicly traded options, puts, calls or other derivative instruments related to Company stock.  All other employees are discouraged from engaging in hedging transactions related to Company stock.

•	No Option Repricing Without Shareholder Approval – Our equity plans expressly prohibit option repricing without shareholder approval.

•	No Excise Tax Gross-ups – Excise tax gross-ups for our NEOs are prohibited.

•

Stock Ownership Guidelines – Our stock ownership guidelines require an ownership threshold of five times base salary for our CEO, three times base salary for our CFO, and two times base salary for our other NEOs.  Each NEO is targeted to reach the applicable threshold within five years of the policy becoming applicable to the NEO and from the date the NEO first has shares awarded as part of their annual compensation.  NEOs are prohibited from selling any shares until after these established guidelines are met.  The Compensation Committee annually reviews executives’ progress toward meeting these guidelines.  For fiscal 2023, the stock ownership of Mr. Young, Mr. Whitman, and Mr. Covey met or exceeded the applicable threshold, and Mr. Walker and Ms. Colosimo are also currently expected to meet their ownership threshold within the allotted time.

•	No Significant Perquisites – No significant “corporate perquisites” such as country club memberships or automobile allowances are provided to our NEOs.

•

No Employment Agreements for NEOs and Limited Change-in-Control Benefits – The Company does not enter into employment agreements with its NEOs and has a change-in-control policy for its NEOs that provides for a specific potential change-in-control severance benefit of only one times total targeted annual cash compensation without any excise tax gross-ups and potential acceleration of all the NEOs’ outstanding equity awards.  Our NEOs are subject to the same general (non-change-in-control) severance policies as all Company employees.

•

Pay-for-Performance Awards – The fiscal 2023 STIP cash awards and LTIP performance-based equity awards were designed to incentivize specific achievement levels in our results of operations and pay out only if those specified operating improvements are achieved.

Consideration of 2023 Say-on-Pay Voting Results

We held our annual advisory say-on-pay vote with respect to the compensation of our NEOs at our 2023 annual meeting of shareholders conducted in January 2023.  Over 93 percent of the votes cast were in favor of the compensation of our

NEOs.  Considering its ongoing shareholder-minded compensation policies, discussions with compensation advisors, and the indications of this vote, our Board of Directors and the Compensation Committee considered and discussed this shareholder vote result during fiscal 2023 and determined not to make significant changes to the existing program for fiscal 2023 in response to shareholder feedback.  The Compensation Committee expects to periodically explore various executive pay and corporate governance changes to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market and the Company’s particular circumstances, keeping shareholder views in mind.  The Compensation Committee intends to continue holding say-on-pay votes with shareholders on an annual basis, consistent with our shareholders’ recommendation.

Guiding Philosophy, Principles and Objectives of our Executive Compensation Program

To fulfill our mission and implement our strategy, Franklin Covey must attract, motivate, and retain highly qualified associates.  We work to achieve this objective, in part, through both a winning culture and a competitive performance-based total compensation program.  We align our executives’ interests with those of our shareholders by tying STIP and LTIP compensation to the Company’s achievement of key measures of growth and key strategic objectives.

We believe variable, performance-based compensation should constitute a significant percentage of our executives’ overall compensation opportunity.  All executive base salary, STIP, and LTIP compensation is designed to be market-based.  Variable STIP cash incentive pay and LTIP equity-based pay are linked to, and designed to reward the achievement of specific performance targets.

The philosophy and objectives of our executive compensation program are reflected in the compensation principles listed below, which guide the Compensation Committee in its oversight of our compensation practices and plans.  The specific objectives of our executive compensation program are to reward achievement of our strategic and annual business plans and to link a major portion of pay directly to performance.  The key principles that guide the Compensation Committee are that the Company’s executive compensation program should:

•

Reflect Performance:  We establish multi-year objectives for the Company relating to both growth and the achievement of key strategic objectives to align compensation with performance over both the short and long term.  Annual performance targets are established in the context of these multi-year objectives, and for fiscal 2023 consisted primarily of goals for growth in new business, Qualified Adjusted EBITDA, and deferred subscription revenue.  NEO performance pay levels for the year are generally determined by assessing the Company’s level of achievement compared to these objectives.  Since our NEOs are responsible for our overall performance against these objectives, their compensation can vary significantly from year to year.

•

Encourage Long-Term Company-Wide Focus:  We believe that compensation should encourage and reward both the achievement of annual objectives and longer-term, Company-wide performance improvement.  We use a service-based and performance-based award program to focus NEO efforts on long-term growth in shareholder value.  We believe that paying a significant portion of variable compensation to our NEOs in the form of equity-based compensation that vests over a period of time, based on performance, also encourages a long-term, Company-wide focus.  Value is realized through delivering results today, but in a way that builds the foundation for delivering even stronger results in the future.  We believe that this practice will lead to our NEOs having a considerable investment in our shares over time.  This investment in turn advances both a culture of teamwork and partnership and encourages a stewardship mentality for the Company among our key leaders.

•

Attract and Retain Talent:  We understand the importance of hiring and retaining the best people.  Retention of talented associates is critical to successfully executing our business strategy.  We seek to be what we refer to internally as “the workplace of choice for achievers with heart.”  Successful execution of our business strategy requires that our management team be in place, engaged, and focusing their best energy and talents on achieving our business goals and strategies.  For us, compensation is not just an overhead expense; it is a key component of the investments we make and costs we incur to generate our revenues.  In determining the compensation of our NEOs and in reviewing the effectiveness of our compensation program for attracting and retaining talent, the Compensation Committee generally considers the competitive market for talent.  We believe that our compensation programs should enable us to attract and retain talented people and incentivize them to contribute their finest talents to achieving our objectives.  We are pleased that, even in the context of the very demanding results they must achieve, our executive officers have an average tenure of over 19 years with our Company (ranging from one to 37 years).

In addition to aligning our compensation programs with the achievement of objectives that drive shareholder value, the Compensation Committee also considers the consistency of our compensation programs and works to ensure that our variable compensation does not encourage imprudent risk-taking.  We have determined that our approach to the compensation process addresses the need to balance prudence with performance through a combination of:

Controls on the allocation and overall management of risk-taking;
Comprehensive profit and loss and other management information, that provides ongoing performance feedback;
Rigorous, multi-party performance assessments and compensation decisions; and

A Company-wide compensation structure that strives to meet industry best practice standards, including a business model that is based on compensating our associates in direct proportion to the revenue and profit contribution they generate.

Our compensation framework seeks to balance risk and reward.  Our executive team is involved in identifying relevant risks and performance metrics for our business.  We work to create a cadence of accountability within our organization through continuous evaluation and measurement of performance compared to what we refer to internally as our “Wildly Important Goals” of achieving profitable growth, meeting strategic objectives, and building a winning culture.  Based on the considerations discussed above, in connection with its compensation decisions for fiscal 2023, our Compensation Committee concluded that our Company’s compensation program and policies are structured such that they do not encourage imprudent risk-taking, and that there are no risks arising from such programs and policies that are reasonably likely to have a material adverse effect on the Company.

Analysis of Fiscal 2023 Compensation Decisions and Actions

Fiscal 2023 Executive Compensation Determination Process

The Compensation Committee determined the form and amount of fixed compensation and established specific performance metrics for determining year-end variable compensation to be awarded to our NEOs for fiscal 2023 considering: (1) our financial performance over the prior year and past several years, and expectations for fiscal 2023; (2) the individual and collective performance of our NEOs relative to the achievement of metric-based strategic objectives related to growth in key areas; and (3) compensation in connection with our goal of attracting and retaining the best talent.  In particular, the Compensation Committee reviewed at a general level the following financial metrics and related growth rates in connection with making its key compensation decisions:

•	Revenue;
•	Adjusted EBITDA and operating income;
•	Multi-year changes in operating income, Adjusted EBITDA and specific revenue targets;
•	Achieving high rates of revenue retention for subscription-based revenue; and
•	Overall performance.

Management Input Regarding Compensation Decisions:  Our Compensation Committee meets in executive session to discuss the performance of our CEO and each of the other NEOs.  Our CEO submitted year-end variable compensation calculations (certified by our CFO) and recommendations to the Committee for our other executives, including the NEOs.  These calculations and recommendations precisely followed the payout guidelines established for incentive compensation relating to financial performance.

General Market Assessment: Our Compensation Committee evaluates our NEO compensation program at a high level against market practices.  In fiscal 2023, the Compensation Committee asked Mercer, the Committee’s compensation consultant, to assess our NEO compensation program, identify considerations that could inform compensation decisions, and advise as to current market practices, trends, and plan designs.  Mercer reviewed data from its own research and databases and used this information primarily as supplemental data to assist the Compensation Committee in understanding current market practices related to executive compensation.  Mercer has advised us that our compensation program (1) contains features that reinforce significant alignment with shareholders and a long-term focus, (2) blends subjective assessment and policies in a way that addresses known and perceived risks at levels consistent with market compensation for similar-sized and comparable professional services and content companies, and (3) has been aligned with corporate performance.

The Compensation Committee has assessed Mercer’s independence, as required under NYSE rules, and considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest during fiscal 2023.  The Compensation Committee did not identify any conflicts of interest raised by the work performed by Mercer.

In making pay decisions for fiscal 2023, the Compensation Committee considered how executive compensation should drive desired performance toward our business objectives.  The Compensation Committee also considered the specific business opportunities and challenges facing the Company compared to those of our competitors and similar-sized companies.  However, the Compensation Committee did not specifically benchmark elements of compensation when making its fiscal 2023 executive compensation decisions.  Finally, the Compensation Committee generally considered the past performance of our NEOs, including performance against previous individual and corporate objectives, expected contribution to future corporate objectives and whether the NEOs’ performance was achieved consistent with our governing values.  The Compensation Committee made final judgments regarding the appropriate compensation level for each NEO based on these additional inputs.

The following peer group was used for fiscal 2023.  These companies were selected based on size, industry, and types of professional services offered, and remained the same as the peer group used in fiscal 2022.  Annual revenues for the peer group, which is one of the factors considered in selecting the peers, range from approximately $100 million to $1.0 billion.  The data for this peer group was regressed due to the overall revenue of the peer group, to be more comparable with our revenue.  With our fiscal 2023 revenues totaling $280.5 million, we believe with the previously stated regression, this peer group is appropriate for comparative purposes.  This peer group is one of many tools used by the Compensation Committee for assessing executive compensation and was comprised of the following companies for fiscal 2023:

•	Computer Task Group, Inc.
•	CRA International, Inc.
•	Exponent, Inc.
•	Forrester Research, Inc.
•	The Hackett Group, Inc.
•	HealthStream, Inc.
•	Heidrick & Struggles International, Inc.
•	Huron Consulting Group, Inc.
•	Information Services Group, Inc.
•	Mastech Digital, Inc.
•	RCM Technologies, Inc.
•	Resources Connection, Inc.

The Compensation Committee gave consideration to our CEO’s base pay, which affects his overall compensation level, against this peer set and considered various metrics in setting his compensation levels.

Decisions on Key Elements of Fiscal 2023 Executive Compensation

Total Compensation: In addition to the specific elements of compensation discussed below, we establish annual targets for the total compensation provided to our NEOs.  Based on the key factors described above, along with our expected growth, the Compensation Committee established fiscal 2023 total compensation targets of $2.7 million for our CEO and $1.2 million, on average, for our other NEOs, assuming achievement of targeted results under our STIP and LTIP.  These calculations exclude book royalty payments made to Mr. Covey, as noted in the Fiscal 2023 Summary Compensation Table.

Total Compensation Mix: The following charts identify the fiscal 2023 target compensation mix for our CEO and average mix for our other NEOs.

2023 Target Compensation Mix (CEO)	2023 Average Target Compensation Mix (Other NEOs)

Base Salaries

The Company pays a base salary to each of our NEOs to provide a base level of fixed income for services rendered.  The Compensation Committee annually reviews base salary market data and if appropriate, will adjust base salaries to remain at competitive levels.  The Committee continues to emphasize performance-based variable pay as the primary means by which NEOs may increase their total compensation absent increases in responsibilities.  Based on a compensation plan made by the Compensation Committee for Mr. Walker when he became CEO, Mr. Walker’s annual base salary rate was increased from $500,000 to $575,000 effective November 14, 2022.  The Compensation Committee determined not to increase the base salaries for the other NEOs because their salaries were determined to be competitively positioned.  For specific information about the NEOs’ base salaries for fiscal 2023, see the “Salary” column in the “Fiscal 2023 Summary Compensation Table” below.

Annual Performance-Based Variable Pay

Fiscal 2023 Performance-Based Cash Variable Pay Plan:  The Company provides annual performance-based cash incentive opportunities to link our NEOs’ interests to specific financial and strategic goals established by the Compensation Committee.  In fiscal 2023, this STIP for our NEOs included two components for the payout calculation: (1) annual financial performance objectives (70% of payout) and (2) metric-based executive team performance objectives (30% of payout).  Effective September 1, 2022, Mr. Walker’s target STIP payout opportunity was increased to $460,000 based on a compensation plan approved by the Compensation Committee.  The target STIP payout opportunities at 100% for our NEOs, determined by the Compensation Committee based on the considerations described above, were: $460,000 for Mr. Walker; $235,000 for Mr. Young; $200,000 for Mr. Whitman; $220,000 for Mr. Covey and $250,000 for Ms. Colosimo.  The STIP reinforces our strong pay-for-performance philosophy and rewards the achievement of specific business and financial goals during the fiscal year.  STIP opportunities can range from 0% to 200% of target based on performance.

Financial Performance Component (70%): The threshold necessary for NEOs to earn 100% of the financial performance component of their target STIP payout in fiscal 2023 was an increase in Qualified Adjusted EBITDA to $45.0 million, compared with the $30.0 million goal in the previous fiscal year.  Qualified Adjusted EBITDA is calculated as reported Adjusted EBITDA which is adjusted for the impact of foreign exchange and potentially other items.

The Company uses Qualified Adjusted EBITDA in its analysis and decision-making because it provides information that facilitates consistent internal comparisons to the historical operating performance of prior periods, and we believe the measure provides greater transparency to evaluate operational activities and financial results.  Adjusted EBITDA is also the primary measure by which internal business segment performance is evaluated and is regularly communicated to our analysts.  Refer to the table in Appendix B for the reconciliation of Adjusted EBITDA to consolidated net income (loss), a comparable GAAP financial measure.

In fiscal 2023, Qualified Adjusted EBITDA was $49.5 million, which exceeded the $48.0 million maximum threshold, and was 17% higher than the $42.2 million of Adjusted EBITDA achieved in fiscal 2022.  This performance resulted in a payout of 200% of the 70% financial performance component (a maximum payout of the financial performance component of the STIP).

The following table shows the potential payouts to our NEOs based on the degree of attainment of fiscal 2023 STIP Qualified Adjusted EBITDA objectives (and assuming metric-based executive team performance objectives were achieved).  Pro-rata calculations are on a straight-line basis between the performance levels.

Potential payouts for fiscal 2023 STIP Qualified Adjusted EBITDA objectives (70%)
Qualified Adjusted EBITDA less than $39.0 million and not meeting performance objectives	If Qualified Adjusted EBITDA as calculated was > $39.0 million and< $45.0 million and meeting performance objectives	Targeted Qualified Adjusted EBITDA of $45.0 million and meeting performance objectives	If Qualified Adjusted EBITDA (including STIP expense) was > $45.0 million and < $48.0 million and meeting performance objectives	Qualified Adjusted EBITDA (including STIP expense) equal to or greater than $48.0 million and meeting performance objectives
0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Performance Objectives Component (30%): The performance objectives component of the STIP represents 30% of the STIP award.  Goals under this component are objectives with specific measures related to the transition to a subscription-based business model as well as recurring All Access Pass revenue.  Each key strategic goal is individually weighted based on difficulty and on the effort required to achieve the goal, with most goals weighted between 25% and 35% of this portion of the STIP award opportunity.  We believe that the goals established for each NEO were “stretch” goals tied to over-achieving compared to our annual plan in support of the Company’s long-term strategy of building its subscription business.  Each goal was typically linked to what we refer to internally and was previously mentioned as our “Wildly Important Goals” which are cascaded throughout the Company, and progress toward each of these goals was tracked regularly.  As a point of context as to the rigor of these non-disclosed goals, in recent years, we have achieved various levels of payout under this 30% component:  95% achievement in fiscal 2022; 100% achievement in fiscal 2021; 48% achievement in fiscal 2020; 84% achievement in fiscal 2019; and 100% achievement in fiscal 2018.  Based on performance against these objectives, and the performance of the Company’s subscription business, NEOs were paid 43.3% of the performance objectives component in fiscal 2023.

The Adjusted EBITDA portion of the payout combined with the achievement of 43.3% of the 30% performance objective component resulted in a total payout of 183% of STIP for fiscal 2023.  These payouts are reflected in the “Fiscal 2023 Summary Compensation Table” found in this document under the heading “Non-Equity Incentive Plan Compensation.”  For more information about the NEOs’ award opportunities under the STIP for fiscal 2023, refer to the “Fiscal 2023 Grants of Plan-Based Awards” table below.  No other annual variable cash compensation awards were earned by the NEOs during fiscal 2023.

Equity Compensation

We believe that granting long-term equity awards over the years has created a strong alignment of interests between NEOs and shareholders, as reflected in our strong financial performance from fiscal 2010 through fiscal 2023.  The same program and philosophy were reflected in our use of LTIP equity-based awards in fiscal 2023.

Fiscal 2023 LTIP – Service-Based and Performance-Based Equity Grants:  A significant portion of our NEOs’ total targeted compensation for fiscal 2023 was provided in the form of performance-based stock awards that vest upon the achievement of key financial objectives included in our longer-term financial plan over a period of years.  If the minimum threshold performance target is not achieved within the allotted time frame, then the performance-based award tranche is forfeited, and no shares are awarded to participants.  A smaller portion of our NEOs’ total targeted compensation for fiscal 2023 was provided in the form of service-based stock awards that vest upon the completion of three years of service.

During fiscal 2023, the Compensation Committee granted performance-based and service-based equity awards to our NEOs.  Shares may be earned under the fiscal 2023 LTIP award following the completion of a three-year measurement/service period, which ends on August 31, 2025, as described below:

(1)

75% percent of the fiscal 2023 LTIP award is based on Qualified Adjusted EBITDA performance, as defined earlier.  We believe that Qualified Adjusted EBITDA is one of the most important measures of our financial results and is important in both the short- and long-term.  Therefore, this measure is used in both our STIP and LTIP award plans.  The Compensation Committee sets the Qualified Adjusted EBITDA award thresholds at levels which are expected to peak in the final year of the award measurement period.  Qualified Adjusted EBITDA for purposes of the fiscal 2023 LTIP is based on the highest level of Qualified Adjusted EBITDA achieved for any rolling four-quarter period during the three-year measurement period ending August 31, 2025; and

(2)	25% of the fiscal 2023 LTIP award vests after three years of service, which will vest, if at all, on August 31, 2025.

Consistent with prior years, the performance-based LTIP tranche has a 50% minimum performance threshold, a 100% expected (or target) threshold, and a 200% maximum limit threshold.  The number of shares awarded in settlement of the performance-based tranche is a straight-line pro-rata calculation between the 50% minimum threshold and the 100% target, and a different straight-line pro-rata calculation between the 100% target and the 200% maximum threshold.  Since the vesting of the performance-based LTIP award tranche has a measurement period of three years, as of August 31, 2023, the fiscal 2023 performance-based LTIP award remained unvested.  The performance targets for the fiscal 2023 LTIP award (and the corresponding payout levels for achieving the targets) are as follows:

Qualified Adjusted EBITDA Performance Measures

•	$48.0 million (50% of target – minimum threshold);
•	$57.0 million (100% of target); and
•	$67.0 million (200% of target – maximum threshold).

We believe that our LTIP equity-based program aligns a significant portion of our executive compensation with improving performance, which increases intrinsic value to our shareholders.  For further information regarding our specific LTIP awards and other share-based compensation instruments (including applicable performance achievement), please refer to the notes to our financial statements found in our Annual Report on Form 10-K for the fiscal year ended August 31, 2023, and the footnotes to the Outstanding Equity Awards at Fiscal 2023 Year-End table that are provided below.  For more information about the NEOs’ award opportunities under the LTIP for fiscal 2023, see the “Fiscal 2023 Summary Compensation Table” and the “Fiscal 2023 Grants of Plan-Based Awards” table below.

On August 31, 2023, the performance-based tranches of the fiscal 2019 LTIP award and the time-based tranche and performance-based tranche of the fiscal 2021 LTIP award vested to the award recipients.  Due to the impact of the COVID-19 pandemic and uncertainties related to the economic recovery from the pandemic, on October 2, 2020, the Compensation Committee lengthened the service period for the performance-based tranches of the fiscal 2019 LTIP award by two years.  The end of the measurement period was extended from August 31, 2021 to August 31, 2023, and the

Qualified Adjusted EBITDA thresholds were each increased by $2.0 million from the amounts originally approved.  The award thresholds for the maximum number of shares to vest in the fiscal 2019 LTIP were $44.0 million for Qualified Adjusted EBITDA and $185.0 million for subscription sales.  The award threshold for the maximum payout of the performance tranche of the fiscal 2021 LTIP award was $47.0 million of Qualified Adjusted EBITDA.  Based on the results achieved through the end of the measurement period on August 31, 2023, the maximum number of shares of the performance-based tranches of these LTIP awards were earned by the award participants.  Refer the table entitled “Fiscal 2023 Option Exercises and Stock Vested” for further information on the number of shares earned by the NEOs from these two LTIP awards.

Qualified Retirement Benefits:  Each of our NEOs participates in our 401(k) plan, which is our tax-qualified retirement plan available to all eligible U.S. associates.  We match participant contributions dollar-for-dollar on the first one percent of salary contributed to the 401(k) plan and 50 cents on the dollar for the next four percent of salary contributed.  Our match for executives is the same received by all associates who participate in the 401(k) plan.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 12% of their compensation, subject to statutory limits.

Other Benefits: The Compensation Committee evaluates the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on market information received from Mercer, the Compensation Committee determined to include executive life insurance for certain NEOs.  In addition, several years ago, the Company agreed to provide Mr. Whitman, our former CEO who served as Executive Chairman in fiscal 2023, with supplemental disability insurance.  For fiscal 2023, the Compensation Committee was provided with the estimated value of these items (which value is included in the Fiscal 2023 Summary Compensation Table below), and determined, as in prior years, that these amounts were not material in determining our NEOs’ fiscal 2023 compensation.

•

Term Life Insurance:  Franklin Covey provides a portable 20-year term life policy for Mr. Whitman and Mr. Young.  The coverage amount is about 6.5 times Mr. Whitman’s target annual cash compensation (base salary plus target performance-based cash variable pay), and about 2.5 times Mr. Young’s target annual cash compensation (base salary plus target performance-based cash variable pay).  The Company-provided life insurance policy for Mr. Whitman ended on September 1, 2023 when he transitioned from his roles as Executive Chairman and Chairman to serve solely as the Chairman of the Board.

•

Supplemental Disability Insurance:  The Company has provided Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to about 100 percent of his fiscal 2023 target cash compensation.  This Company-provided policy for Mr. Whitman ended on September 1, 2023 when he transitioned from his roles as Executive Chairman and Chairman to serve solely as the Chairman of the Board.

We maintain a number of other broad-based associate benefit plans in which, consistent with our values, our NEOs participate on the same terms as other associates who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:

•	Our high-deductible health plans and health savings accounts administered under Sections 125 and 223 of the Internal Revenue Code of 1986, as amended (the Code); and
•	Our Employee Stock Purchase Plan implemented and administered under Section 423 of the Code.

Severance Policy:  We have implemented a severance policy to establish, in advance, the appropriate treatment for terminated NEOs and to help ensure market competitiveness.  The severance policy uses the same benefit formula for our NEOs as it uses for all our associates.  We do not “gross-up” severance payments to compensate for taxes.  For more information about the terms of this severance policy, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Employment Agreements and Change-in-Control Severance Agreements:  We do not have employment agreements with any of our NEOs, but we are a party to change-in-control severance agreements with each of our NEOs.  However, consistent with our conservative approach, the severance amount is only one times the executive’s total targeted annual cash compensation without any excise tax gross-ups and potential acceleration of all the NEOs’ outstanding equity awards.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

EXECUTIVE COMPENSATION

The Fiscal 2023 Summary Compensation Table below sets forth compensation information for our NEOs relating to fiscal 2023, fiscal 2022, and fiscal 2021, as applicable.

Under SEC rules, the 2023 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after our fiscal year end, even if the equity-based award was granted for services in that year.  By contrast, SEC rules require disclosure of cash compensation to be included for the year earned, even if payment is made after year-end.

Fiscal 2023 Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Paul S. Walker	2023	546,154	-	1,304,459	845,107	17,527	2,713,247
President and CEO	2022	497,115	-	853,235	744,375	21,281	2,116,006
	2021	425,000	-	425,000	569,500	15,408	1,434,908

Stephen D. Young	2023	350,000	-	350,052	431,740	17,869	1,149,661
CFO	2022	350,000	-	398,220	466,475	22,670	1,237,365
	2021	350,000	-	350,000	470,000	12,756	1,182,756

Robert W. Whitman	2023	200,000	-	1,000,097	367,438	34,922	1,602,457
Executive Chairman	2022	214,423	-	1,137,679	397,000	77,230	1,826,332
	2021	575,000	-	1,150,000	1,150,000	79,251	2,954,251

M. Sean Covey	2023	330,000	-	220,005	424,292	127,549	1,101,846
President - Education	2022	327,692	-	250,309	436,700	141,274	1,155,975
Division	2021	300,000	-	200,000	400,000	132,593	1,032,593

Jennifer C. Colosimo	2023	375,000	-	250,147	455,263	16,850	1,097,260
President - Enterprise	2022	375,000		227,555	496,250	19,453	1,118,258
Division

Salary: The amounts reported in the “Salary” column represent base salaries paid in cash to each NEO for the fiscal year indicated.

Stock Awards: The amounts reported in the “Stock Awards” column for fiscal 2023 represent the aggregate grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718), based on the probable outcome of any applicable performance criteria, excluding the effect of estimated forfeitures, for the stock awards granted to NEOs as LTIP awards during fiscal 2023.  The probable outcome of the awards granted during fiscal 2023 with performance conditions were based on the Company meeting the 100% target for the financial performance condition.  Assuming the maximum performance level is achieved, the value of each LTIP award in this column would be as follows: Mr. Walker, $2,282,672; Mr. Young, $612,544; Mr. Whitman, $1,750,095; Mr. Covey, $385,010; and Ms. Colosimo, $437,609 (for further information regarding these stock awards and the assumptions made in their valuation, refer to Note 13, Stock-Based Compensation Plans, in our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year that ended on August 31, 2023).

Non-Equity Incentive Plan Compensation:  The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to each NEO under the STIP for the fiscal year indicated.  Payments are based on achieving strategic objectives established annually and meeting annual financial targets.

All Other Compensation: The amounts reported for fiscal 2023 in the “All Other Compensation” column are set forth in the “Fiscal 2023 All Other Compensation Table” below.

Fiscal 2023 All Other Compensation Table

		Company
		Contributions	Executive Life	Executive
		to 401(k)	Insurance	Disability
		Plan(a)	Premiums(b)	Premiums(c)	Other(d)		Total
Name	Year	($)	($)	($)	($)		($)
Mr. Walker	2023	9,827	-	-	7,700		17,527
Mr. Young	2023	5,654	4,515	-	7,700		17,869
Mr. Whitman	2023	9,150	8,084	17,688	-		34,922
Mr. Covey	2023	8,814	-	-	118,735	(e)	127,549
Ms. Colosimo	2023	9,150	-	-	7,700		16,850

(a)

We match dollar-for-dollar the first one percent of salary contributed to the 401(k) plan and 50 cents on the dollar of the next four percent of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

(b)

For the Executive Chairman and CFO, we maintain an executive life insurance policy with a face value of about 6.5 times the annual cash compensation for the Executive Chairman and about 2.5 times the annual cash compensation for the CFO.  These amounts show the annual premiums paid for each 20-year term executive life insurance policy.

(c)

In his role as CEO and now as Executive Chairman, we provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to 100% of his fiscal 2023 target cash compensation.  The amount shows the premiums paid for Mr. Whitman’s supplemental long-term disability coverage.

(d)	Amounts are for costs associated with executives’ attendance at Franklin Covey’s Chairman’s Club Trip, honoring sales and delivery associates who exceeded their annual goals.

(e)For Mr. Covey, this amount includes $111,035 of royalties earned during fiscal 2023 from books he authored that are used in our training and education businesses.

Fiscal 2023 Grants of Plan-Based Awards

The following table sets forth the plan-based equity and cash awards that were granted to our NEOs during fiscal 2023.  We granted the following types of awards in fiscal 2023: annual incentive-based cash awards (STIP); LTIP equity awards in the form of performance-based awards; and LTIP equity awards in the form of service-based awards.

		Estimated Future Payouts						All Other	Grant Date
		Under Non-Equity Incentive			Estimated Future Payouts Under			Stock Awards:	Fair Value
		Plan Awards			Equity Incentive Plan Awards			Number of	of Stock and
								Shares or	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Units	Awards(d)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Mr. Walker
STIP(a)	10/14/22	-	460,000	920,000	-	-	-	-	-
LTIP shares(b)	12/09/22	-	-	-	4,384	8,768	17,535	-	415,779
LTIP shares(c)	12/09/22	-	-	-	-	-	-	2,923	138,609
LTIP shares(b)	10/14/22	-	-	-	5,978	11,956	23,911	-	562,530
LTIP shares(c)	10/14/22	-	-	-	-	-	-	3,986	187,541

Mr. Young
STIP(a)	10/14/22	-	235,000	470,000	-	-	-	-	-
LTIP shares(b)	10/14/22	-	-	-	2,790	5,580	11,160	-	262,539
LTIP shares(c)	10/14/22	-	-	-	-	-	-	1,860	87,513

Mr. Whitman
STIP(a)	10/14/22	-	200,000	400,000	-	-	-	-	-
LTIP shares(b)	11/10/22	-	-	-	7,487	14,974	29,947	-	750,048
LTIP shares(c)	11/10/22	-	-	-	-	-	-	4,992	250,049

Mr. Covey
STIP(a)	10/14/22	-	220,000	440,000	-	-	-	-	-
LTIP shares(b)	10/14/22	-	-	-	1,754	3,507	7,014	-	165,004
LTIP shares(c)	10/14/22	-	-	-	-	-	-	1,169	55,001

Ms. Colosimo
STIP(a)	10/14/22	-	250,000	500,000	-	-	-	-	-
LTIP shares(b)	10/14/22	-	-	-	1,970	3,939	7,875	-	187,610
LTIP shares(c)	10/14/22	-	-	-	-	-	-	1,313	62,537

(a)These amounts relate to the STIP cash awards for the annual performance period ending August 31, 2023.  The actual payouts made to the NEOs for this program are shown in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2023 Summary Compensation Table” above.

(b)These amounts relate to the LTIP equity awards granted to the NEOs under the Franklin Covey Co. 2022 Omnibus Incentive Plan in the form of performance-based awards, which vest based on the highest rolling four-quarter levels of Qualified Adjusted EBITDA achieved during the measurement period, which ends on August 31, 2025.

(c)These amounts relate to the LTIP equity awards granted to the NEOs in the form of service-based awards, which are expected to vest on August 31, 2025.

(d)The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column for fiscal 2023 represent the aggregate grant date fair values (computed in accordance with ASC Topic 718), based on the probable outcome of any applicable performance conditions, excluding the effect of estimated forfeitures, for the awards granted to NEOs as LTIP awards.  For the performance-based awards, the fair value on the grant date was based on the assumption that the target award would most likely vest to participants.

Outstanding Equity Awards at Fiscal 2023 Year-End

The following equity awards granted to our NEOs were outstanding as of August 31, 2023.

		Option Awards			Other Stock Awards
								Equity Incentive
							Equity Incentive	Plan Awards:
							Plan Awards:	Market or
		Number of			Number of	Market Value	Number of	Payout Value of
		Securities			Shares or Units	of Shares or	Unearned Shares,	Unearned Shares,
		Underlying	Option		of Stock That	Units of Stock	Units, or Other	Units, or Other
		Unexercised	Exercise	Option	Have Not	That Have Not	Rights That Have	Rights That Have
	Grant	Options (#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Date	Exerciseable	($)	Date	(#)	($)(f)	(#)	($)(f)
Mr. Walker	12/09/22(a)	-	-	-	-	-	17,398	742,373
	12/09/22(b)	-	-	-	2,900	123,743	-	-
	10/14/22(a)	-	-	-	-	-	23,911	1,020,282
	10/14/22(b)	-	-	-	3,986	170,083	-	-
	02/04/22(c)	-	-	-	-	-	27,446	1,171,121
	02/04/22(d)	-	-	-	4,575	195,215	-	-
	10/18/19(e)	-	-	-	-	-	14,699	627,206

Mr. Young	10/14/22(a)	-	-	-	-	-	11,159	476,155
	10/14/22(b)	-	-	-	1,860	79,366	-	-
	02/04/22(c)	-	-	-	-	-	12,809	546,560
	02/04/22(d)	-	-	-	2,135	91,100	-	-
	10/18/19(e)	-	-	-	-	-	14,699	627,206

Mr. Whitman	11/10/22(a)	-	-	-	-	-	29,947	1,277,838
	11/10/22(b)	-	-	-	4,992	213,009	-	-
	02/04/22(c)	-	-	-	-	-	36,595	1,561,509
	02/04/22(d)	-	-	-	6,100	260,287	-	-
	10/18/19(e)	-	-	-	-	-	48,293	2,060,662

Mr. Covey	10/14/22(a)	-	-	-	-	-	7,014	299,287
	10/14/22(b)	-	-	-	1,169	49,881	-	-
	02/04/22(c)	-	-	-	-	-	8,051	343,536
	02/04/22(d)	-	-	-	1,342	57,263	-	-
	10/18/19(e)	-	-	-	-	-	8,400	358,428

Ms. Colosimo	10/14/22(a)	-	-	-	-	-	7,875	336,026
	10/14/22(b)	-	-	-	1,438	61,359	-	-
	02/04/22(c)	-	-	-	-	-	7,319	312,302
	02/04/22(d)	-	-	-	1,220	52,057	-	-
	10/18/19(e)	-	-	-	-	-	1,890	80,646

(a)These awards are LTIP awards granted in the form of performance-based awards in fiscal 2023.  Amounts in this table with respect to the fiscal 2023 grant reflect an estimated payout of a number of shares based on the maximum level of achievement with respect to the applicable performance metrics, as performance through August 31, 2023, was above the target performance level.  The vesting requirements and general terms of these awards are described in the preceding Compensation Discussion and Analysis.

(b)

These awards are LTIP awards granted in the form of time-based, or service-based, awards in fiscal 2023, which are expected to vest on August 31, 2025.  The vesting conditions and general terms for this award are described in the preceding Compensation Discussion and Analysis.

(c)

These awards are LTIP awards granted in the form of performance-based awards in fiscal 2022.  Amounts in this table with respect to the fiscal 2022 grant reflect an estimated payout of a number of shares based on the maximum level of achievement with respect to the applicable performance metrics, as performance through August 31, 2023, was above the target performance level.  The minimum threshold, target, and maximum award levels for this award are $42.0 million, $48.0 million, and $55.0 million, respectively.

(d)	These awards are LTIP awards granted in the form of time-based, or service-based, awards in fiscal 2022, which are expected to vest on August 31, 2024.
(e)

These awards are LTIP awards granted in the form of performance-based awards in fiscal 2020.  Amounts in this table with respect to the fiscal 2020 grant reflect an estimated payout of a number of shares based on the maximum level of achievement with respect to the applicable performance metrics, as performance through August 31, 2023, was above the target performance level.  These shares vest based on the achievement of specified levels of Qualified Adjusted EBITDA and Subscription and Related Sales.  The original minimum threshold, target, and maximum award levels for the Qualified Adjusted EBITDA tranche were $40.0 million, $47.0 million, and $52.0 million, respectively.  The minimum threshold, target, and maximum award levels for the Subscription and Related Sales tranche are $165.0 million, $185.0 million, and $205.0 million, respectively.  Due to the impact of the COVID-19 pandemic and uncertainties related to the economic recovery from the pandemic, on October 2, 2020, the Compensation Committee lengthened the service period for the performance-based tranches of the fiscal 2020 LTIP award by two years.  The measurement period was extended from August 31, 2022 to August 31, 2024, and the Qualified Adjusted EBITDA thresholds were each increased by $2.0 million from the amounts described above.  There were no changes to the Subscription and Related Sales tranches.

(f)Values were determined by multiplying the target number of performance awards, or the number of service-based awards, by the closing price per share of the Company’s common stock on the NYSE on August 31, 2023 of $42.67.

Fiscal 2023 Option Exercises and Stock Vested

	Option Awards		Other Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(a)	($)(b)
Mr. Walker	-	-	62,340	2,660,048
Mr. Young	-	-	57,935	2,472,086
Mr. Whitman	-	-	190,354	8,122,405
Mr. Covey	-	-	33,107	1,412,676
Ms. Colosimo	-	-	25,097	1,070,889

(a)On August 31, 2023 the performance-based tranches of the fiscal 2019 LTIP award and the time-based tranche and performance-based tranches of the fiscal 2021 LTIP award vested to the award recipients.  The performance-based tranches of these LTIP awards vested at the maximum levels for the respective awards.

(b)The value realized was determined by multiplying the number of shares acquired upon vesting from the 2019 and 2021 LTIP awards by $42.67, which was the closing share price of the Company’s common stock on August 31, 2023.

Potential Payments Upon Termination or Change-in-Control

Severance Benefits Upon Termination Without Cause

Our NEOs are subject to the same general (non-change-in-control) severance policies as all Franklin Covey associates.  Under our severance policy, Company associates, including each of the NEOs, who are terminated involuntarily by the Company without cause receive a lump-sum payment equal to one week’s salary for every $10,000 of their annual total targeted cash compensation.  Additionally, we pay COBRA medical and dental premiums for the term of the severance period up to 18 months, as stipulated by COBRA regulations.  As a condition of receipt of severance benefits, the NEO must agree to abide by specific non-compete, non-solicitation, and confidentiality requirements.  The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  The amounts below assume that each NEO experienced a qualifying termination of employment on August 31, 2023 (the last business day of fiscal 2023).

Estimated Severance Amounts as of August 31, 2023

						Target
						Severance
		Target Total			Target	Compensation	Target
		Severance	Base	Target	Annual Cash	(Excluding	COBRA
		Payment	Salary	Annual STIP	Compensation	COBRA)	Premiums
Name	Year	($)	($)	($)	($)	($)	($)
Mr. Walker	2023	2,108,402	575,000	460,000	1,035,000	2,070,000	38,402
Mr. Young	2023	685,292	350,000	235,000	585,000	663,750	21,541
Mr. Whitman	2023	322,297	200,000	200,000	400,000	307,692	14,604
Mr. Covey	2023	611,066	330,000	220,000	550,000	581,730	29,335
Ms. Colosimo	2023	790,814	375,000	250,000	625,000	757,211	33,602

Change-in-Control Severance Benefit

The Company has entered into a change-in-control severance agreement with each NEO.  Under the terms of the agreements, upon the occurrence of a change-in-control and a qualifying termination, each NEO is entitled to a lump-sum severance payment equal to one times their current annual total targeted cash compensation, plus reimbursement of premiums to secure medical benefit continuation coverage for a period of one year.  The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  There are no excise tax gross-ups provided under the agreements.  In addition, the agreements provide that each NEO is eligible to have immediately vested all awards granted to the NEO that have not yet vested in accordance with their terms in connection with a change-in-control and a qualifying termination.

Change in Control is defined pursuant to the severance agreements as:

•	An acquisition by any person of 25% or more of the combined voting power of our outstanding securities, other than a transaction approved by the Board;
•	A majority change in the incumbent directors of the Board;
•	The consummation of a merger or consolidation in which our shareholders do not own, immediately thereafter, more than 50% or more of the combined voting power of the surviving entity; or
•	The complete liquidation or dissolution of the Company or the sale of substantially all of the Company’s assets.

Pursuant to the severance agreements, a qualifying termination means the termination of such NEO during the Protection Period without Just Cause or the participant terminates employment for good reason.  The Protection Period is defined as the 18 months following a Change in Control.

Just Cause is defined as (i) the individual participates in dishonesty, fraud, misrepresentation, embezzlement, or deliberate injury or attempted injury; (ii) commits any unlawful or criminal activity of a serious nature; (iii) commits any intentional and deliberate material breach of a duty; or (iv) materially breaches any confidentiality or noncompete agreement.

Good Reason is defined as (i) a substantial diminution or change to job responsibilities, (ii) a failure to receive substantially equal compensation and benefits, or (iii) changing the participant’s principal place of work by more than 50 miles, (iv) the failure to comply with any deferred compensation or other policy resulting in the establishment of trusts, or (v) the failure to assume the obligations of the severance agreements, in each case unless remediated by the company.

The NEOs may also be eligible for acceleration of unvested equity awards pursuant to the Company’s incentive plans in connection with a Change in Control, which is substantially similar to the severance agreements other than that the acquisition of 30% or more of combined voting power rather than 25% is required to trigger a Change in Control under the Company’s incentive plans.  Any NEO would need to experience a material adverse event in connection with such change in control (e.g., termination without cause, resignation for good reason, death, or disability), unless the Compensation Committee waives the limitation.

The amounts below assume that each NEO incurred a qualifying termination of employment on August 31, 2023.

Estimated Change-in-Control Severance Amounts as of August 31, 2023

		Target Total			Target	Target
		Severance	Base	Target	Annual Cash	COBRA
		Payment	Salary	Annual STIP	Compensation	Premiums
Name	Year	($)	($)	($)	($)	($)
Mr. Walker	2023	1,062,735	575,000	460,000	1,035,000	27,735
Mr. Young	2023	603,986	350,000	235,000	585,000	18,986
Mr. Whitman	2023	418,986	200,000	200,000	400,000	18,986
Mr. Covey	2023	577,735	330,000	220,000	550,000	27,735
Ms. Colosimo	2023	652,735	375,000	250,000	625,000	27,735

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Franklin Covey, and discussed the CD&A with management of Franklin Covey.  Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023.

Compensation Committee:

Nancy Phillips, Chair

Anne H. Chow

Craig Cuffie

CEO Pay Ratio Disclosure

•

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the Company to disclose the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee (excluding the CEO) using the same methodology.

•

Our CEO’s annual total compensation for fiscal 2023, as disclosed in the Summary Compensation Table, is $2,713,247.  The annual total compensation for our median employee is $93,837.  The ratio between the CEO’s and median employee’s annual total compensation as of August 31, 2023, is approximately 29:1.

•

To determine the median employee, we prepared a list of our employee population as of June 30, 2023.  We included the global employee population (approximately 1,160 employees), whether employed on a full-time, part-time, temporary, or seasonal basis.

•

We established a consistently applied compensation measure consisting of total cash paid from July 1, 2022, through June 30, 2023.  We annualized compensation for employees hired during that time.  Non-U.S. employee compensation was converted to U.S. dollars based on applicable exchange rates as of June 30, 2023.

•

We believe that the ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.  Given the rule’s flexibility, the method the Company used to determine the median employee may be different from its peers, so other companies’ CEO pay ratios may not be comparable.

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

The following table sets forth information concerning: (1) the compensation of our Chief Executive Officers (Mr. Walker and Mr. Whitman) and the average compensation for our other Named Executive Officers, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of the fiscal years ended August 31, 2023, 2022 and 2021 and (2) our cumulative total shareholder return (TSR), the cumulative TSR of our selected peer group (S&P 600 Commercial & Professional Services Index TSR), and the Company’s Net Income and Qualified Adjusted EBITDA for the covered years in accordance with SEC rules for each covered fiscal year:

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

							Value of Initial Fixed $100
							Investment Based on:
								S&P 600
					Average	Average		Commercial &
					Summary	Compensation		Professional
	Summary	Summary	Compensation	Compensation	Compensation	Actually		Services Index
	Compensation	Compensation	Actually	Actually	Table Total for	Paid to	Total	Total
	Table Total for	Table Total for	Paid to	Paid to	Non-CEO	Non-CEO	Shareholder	Shareholder	Net	Adjusted
	Mr. Whitman	Mr. Walker	Mr. Whitman	Mr. Walker	NEOs	NEOs	Return	Return	Income	EBITDA
Year	($)	($)	($)(1)	($)(1)	($)(1)	($)(1)(2)	($)	($)(3)	($000)	($000)(4)
2023	-	2,713,247	-	2,922,337	1,237,806	900,191	216.16	119.32	17,781	48,066
2022	-	2,116,006	-	3,128,299	1,334,483	2,150,488	240.98	118.56	18,430	42,197
2021	2,954,251	-	15,489,154	-	1,140,890	4,072,481	220.21	142.48	13,623	27,958

(1)	The following individuals are our Named Executive Officers for each fiscal year:

Year	CEO	Non-CEO NEOs

2023	Paul S. Walker	Stephen D. Young, Robert W. Whitman, M. Sean Covey, and Jennifer C. Colosimo
2022	Paul S. Walker	Stephen D. Young, Robert W. Whitman, M. Sean Covey, and Jennifer C. Colosimo
2021	Robert W. Whitman	Stephen D. Young, Paul S. Walker, M. Sean Covey, and Colleen Dom

(2)	Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2021		2022		2023
Adjustments	Mr. Whitman	Average Non-CEO NEOs	Mr. Walker	Average Non-CEO NEOs	Mr. Walker	Average Non-CEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	($1,150,000)	($293,750)	($853,235)	($503,441)	($1,304,459)	($455,075)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$5,433,750	$1,295,504	$1,523,239	$898,776	$2,063,393	$696,929
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$0	$0	$0	$0	$0	$0
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$5,255,106	$1,259,291	$328,787	$407,398	($244,368)	($187,755)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$2,996,047	$670,547	$13,502	$13,273	($305,476)	($391,715)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$0	$0	$0	$0	$0	$0
TOTAL ADJUSTMENTS	$12,534,903	$2,931,591	$1,012,293	$816,005	$209,090	($337,615)

(3)

Total Shareholder Return is cumulative for the measurement periods beginning on August 31, 2020 and ending on August 31 of each of 2023, 2022 and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K.  The S&P 600 Commercial & Professional Services Index is the same index we use in our performance graph in the Company’s Annual Report on Form 10-K for the year ended August 31, 2023.

(4)

Adjusted EBITDA is a non-GAAP financial measure.  For more information on the Company’s use of this metric and a reconciliation to GAAP, see “Adjusted EBITDA Reconciliation To Net Income (Loss) in Appendix B of this proxy statement.

Narrative Disclosure to Pay Versus Performance Table

The line graphs below compare the compensation actually paid to our CEOs and the average of the compensation actually paid to our remaining NEOs with (i) our cumulative TSR and the S&P 600 Commercial & Professional Services Index TSR, (ii) our Net Income, and (iii) our Qualified Adjusted EBITDA, in each case, for the fiscal years ended August 31, 2021, 2022, and 2023.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid vs Total Shareholder Return

As shown in the chart below, the CEOs’ and remaining NEOs’ compensation actually paid aligned with the Company’s Total Shareholder Return.  When the Company’s stock price increased significantly from the beginning of fiscal 2021 to the end of fiscal 2021, the amount of compensation actually paid was also high.  This is primarily due to the Company’s use of equity awards in the LTIP, which increase in value with increases in the Company’s share price, and is consistent with shareholder experience during this time.  The chart also compares the Company’s cumulative TSR and the cumulative TSR of the selected peer group and shows we outperformed the peer group during the periods presented.

Compensation Actually Paid vs Total Shareholder Return
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Compensation Actually Paid
$280
$245
$210
$175
$140
$105
$70
$35
$0
Cumulative TSR (value of initial $100 investment)
2020
2021
2022
2023
Mr. Whitman
Mr. Walker
Average for Non-PEO NEOs
Franklin Covey Co.
S&P 600 Commercial & Professional Services

Compensation Actually Paid vs Net Income

The chart below compares the CEOs’ and other NEOs’ compensation actually paid to our net income.  Due to the proportion of compensation paid to our CEOs and other NEOs under the Company’s LTIP, which uses equity-based awards, compensation actually paid correlates more closely to our share price than to net income and the Company does not pay specifically based on a net income performance measure.

Compensation Actually Paid vs Net Income
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Compensation Actually Paid
$28,000
$24,500
$21,000
$17,500
$14,000
$10,500
$7,000
$3,500
$0
Net Income (thousands)
2021
2022
2023
Mr. Whitman
Mr. Walker
Average for Non-PEO NEOs
Net Income

Compensation Actually Paid vs Qualified Adjusted EBITDA

The chart below compares the CEOs’ and other NEOs’ compensation actually paid to our Qualified Adjusted EBITDA.  Qualified Adjusted EBITDA comprises the largest portion of the performance metrics for determining our LTIP and STIP awards, but due to the proportion of compensation paid to our CEOs and other NEOs under the Company’s LTIP, compensation actually paid correlates more closely to our share price than to Qualified Adjusted EBITDA.

Compensation Actually Paid vs Adjusted EBITDA
Compensation Actually Paid
Adjusted EBITDA (thousands)
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$56,000
$49,000
$42,000
$35,000
$28,000
$21,000
$14,000
$7,000
$0
2021
2022
2023
Mr. Whitman
Mr. Walker
Average for Non-PEO NEOs
Adjusted EBITDA

Pay Versus Performance Tabular List

The performance measures listed below represent the most important performance measures used by us to link compensation actually paid to our NEOs to performance for the fiscal year ended August 31, 2023 and are described further in our Compensation Discussion and Analysis above.

Qualified Adjusted EBITDA
All Access Pass Revenue
Strategic Measures (revenue retention, etc.)

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended August 31, 2023.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference under the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company.  The Audit Committee is comprised entirely of independent directors and operates in accordance with a written charter, which was adopted by the Board of Directors.  A copy of that charter is available on our website at www.franklincovey.com.  Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2023.  This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended August 31, 2023, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Public Company Accounting Oversight Board standards.

The Audit Committee obtained from the independent registered public accountants a formal written statement describing the auditor’s communications regarding all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.  The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023, for filing with the SEC.

Date:  October 31, 2023

Donald J. McNamara, Chairman

Craig Cuffie

Efrain Rivera

Derek C.M. van Bever

OVERVIEW OF PROPOSALS

This Proxy Statement includes four proposals requiring shareholder action.  Proposal No. 1 requests the election of nine directors to the Board of Directors.  Proposal No. 2 requests an advisory vote on executive compensation.  Proposal No. 3 requests an advisory vote on the frequency of “say on pay votes” for our executive compensation.  Proposal No. 4 requests the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024.  Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

Election of Directors

At the Annual Meeting, nine directors are to be elected to serve until the next annual meeting of shareholders or until their successors shall be duly elected and qualified.  Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders.  They have developed their skills and gained experience across a broad range of industries and disciplines in both established and growth markets.  The biographies contained in the section of this Proxy Statement entitled, “Nominees for Election to the Board of Directors” describe the many areas of individual expertise that each director nominee brings to our board.

Unless the shareholder indicates otherwise, each proxy will be voted in favor of the nine nominees listed below.  Each of the nominees is currently serving as a director of the Company.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.

Vote Required

The nine nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the nine directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from their election than votes “for” their election shall immediately offer to tender their resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Recommendation of the Board

The Board of Directors recommends that shareholders vote FOR the election of Anne H. Chow, Craig Cuffie, Donald J. McNamara, Joel C. Peterson, Nancy Phillips, Efrain Rivera, Derek C.M. van Bever, Paul S. Walker, and Robert A. Whitman.

PROPOSAL NO. 2

Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below.  We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program.

The overall goal of our executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for our success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and that is aligned with shareholders’ long-term interests.  We believe that our executive compensation program, which utilizes both short-term cash awards and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interest of our shareholders.

The Compensation Discussion and Analysis, as presented within this Proxy Statement, describe the Company’s executive compensation program, the decisions made by the Compensation Committee, and the relation of our compensation plans to performance during fiscal 2023 in more detail.  We believe that the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its financial goals.  Please refer to the information contained in the Compensation Discussion and Analysis as you consider this proposal.

We are asking the shareholders to vote on the following resolution:

RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.  We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

Vote Required

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3

Advisory Vote on the Frequency of Advisory Votes on Executive Compensation

As described in Proposal No. 2 above, our shareholders are being provided with the opportunity to cast an advisory vote on the Company’s executive compensation program.  The advisory vote on executive compensation described in Proposal No. 2 is commonly referred to as a “say-on-pay vote.”

Proposal No. 3 provides our shareholders with the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or a special shareholder meeting for which we must include executive compensation information for that meeting).  Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years, every three years, or they may abstain.

We believe that say-on-pay votes should be conducted every year so that shareholders may annually express their views on our executive compensation program.  Although this frequency vote is non-binding, the Compensation Committee, which administers our executive compensation program, values the opinions expressed by shareholders and will consider the outcome of these votes in making its decisions on the frequency of future advisory votes on executive compensation in the future.

Vote Required

The option of “one year,” “two years,” or “three years” which receives the highest number of votes will be the option recommended by the shareholders.  Abstentions and broker non-votes will not have any effect on the outcome of this approval.

Recommendation of the Board

The Board recommends that shareholders vote on Proposal No. 3 to hold say-on-pay votes at intervals of ONE YEAR (as opposed to every two years or every three years).

PROPOSAL NO. 4

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the independent registered public accounting firm Deloitte & Touche LLP to audit our financial statements for fiscal 2024.  Deloitte began serving as our independent registered public accounting firm in the third quarter of fiscal 2016.  In making its selection, the Audit Committee took into account:

•	Deloitte’s knowledge of the Company’s business allows it to design and enhance its audit plan by focusing on known and emerging risks, which creates efficiency and controls cost through iteration.

•	Deloitte has a global footprint and the expertise and capabilities necessary to handle the breadth and complexity of our international business, accounting practices, and internal controls.

•

Deloitte generally attends each Audit Committee meeting and meets regularly in closed door sessions with our Audit Committee so they can provide timely and candid feedback to the Committee regarding accounting and control issues which may impact the Company.

•

Deloitte is an independent public accounting firm and is subject to oversight and inspection by the United States Public Company Accounting Oversight Board (PCAOB), Big 4 peer reviews, and SEC regulations.  The results of these reviews are communicated to the Audit Committee.

•

Deloitte has significant policies and procedures in place to maintain its continued independence, including mandatory lead audit partner rotation to balance fresh perspectives with the benefits of having a tenured auditor with institutional knowledge.

The members of our Audit Committee believe that the continued retention of Deloitte as our independent registered public accounting firm is in the best interests of our Company and our shareholders.

Principal Accountant Fees

The following table shows the fees accrued or paid to our independent registered public accounting firm for the fiscal years ended August 31, 2023 and 2022:

	Fiscal 2023	Fiscal 2022
Audit Fees(1)	$751,896	$698,134
Audit-Related Fees(2)	-	20,000
Tax Fees(3)	296,947	391,479
All Other Fees(4)	-	-
	$1,048,843	$1,109,613

(1)Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q, accounting consultations on actual transactions, and audit services provided in connection with other statutory filings.

(2)Audit-Related Fees consist of fees for services related to registration statements and other transactions.

(3)Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

(4)Deloitte did not provide any “other services” during the periods presented.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to them.  All of the audit-related services and tax services provided by our independent registered public accounting firm during the fiscal years ended August 31, 2023 and 2022 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid for non-audit services are compatible with maintaining independence as our independent registered public accountants.

The Board of Directors anticipates that one or more representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

The Board recommends that shareholders vote FOR the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials

Shareholders may present proposals for inclusion in our proxy statement and form of proxy for the annual meeting of shareholders to be held in calendar year 2025, provided that such proposals must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 20, 2024, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2025 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2024.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Franklin Covey not less than 60 nor more than 90 calendar days prior to the one year anniversary of the date of the immediately preceding annual meeting.  To be timely for the annual meeting of shareholders to be held in calendar year 2025, a shareholder’s notice must be delivered or mailed to, and received by, our Secretary at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) between October 21, 2024 and November 20, 2024.  However, in the event that the annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of either (i) the 60th day prior to such annual meeting, or (ii) the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made by the Company, whichever occurs first.  In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above.  A shareholder’s notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

Universal Proxy Rules

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting, which will be November 20, 2024 (except that, if the date of the meeting has changed by more than 30 days from the previous year, then notice must be provided by the later of 60 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  These filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2023 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

DIRECTIONS TO THE ANNUAL MEETING

Directions to Sundance Mountain Resort from SLC Airport/North

•Exit the Airport heading South to I-80 East

•Turn Right on I-215 South

•Merge onto I-15 South towards Provo/Las Vegas

•Continue on I-15 South to Exit 272 (800 North in Orem) and turn left to head East

•Continue on 800 North through Orem and stay in the left lane until 800 North merges into Highway 189 at the entrance to the canyon

•Continue on Hwy 189 East for approximately 7 miles to Route 92 and turn left

•Sundance Mountain Resort is 2 miles up the canyon

•The Rehearsal Hall is approximately 100 yards from the main ticket office

Directions to Sundance Mountain Resort from Provo/South

•Take I-15 North toward Salt Lake City

•Continue on I-15 North to Exit 272 (800 North in Orem) and turn right to head East

•Continue on 800 North through Orem and stay in the left lane until 800 North merges into Highway 189 at the entrance to the canyon

•Continue on Hwy 189 East for approximately 7 miles to Route 92 and turn left

•Sundance Mountain Resort is 2 miles up the canyon

•The Rehearsal Hall is approximately 100 yards from the main ticket office

If you need further assistance or additional directions, please call our receptionist at (801) 817-1776.

Appendix A

FRANKLIN COVEY CO.

INCENTIVE COMPENSATION RECOVERY POLICY

1. Introduction.

The Board of Directors of Franklin Covey Co. (the Company) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability, and that reinforces the Company's compensation philosophy.  The Board has therefore adopted this policy, which provides for the recovery of erroneously awarded incentive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities laws, including errors in the application of accounting principles generally accepted in the United States (the Policy).  This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the Exchange Act), related rules and the listing standards of the New York Stock Exchange (the NYSE), or any other securities exchange on which the Company’s shares are listed in the future.

2. Administration.

This Policy shall be administered by the Board or, if so designated by the Board, the Organization and Compensation Committee (the Committee), in which case, all references herein to the Board shall be deemed references to the Committee.  Any determinations made by the Board shall be final and binding on all affected individuals.

3. Covered Executives.

Unless and until the Board determines otherwise, for purposes of this Policy, the term “Covered Executive” means a current or former employee who is or was identified by the Company as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller and vice president of global accounting), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s subsidiaries or affiliates) who performs similar policy-making functions for the Company.  “Policy-making function” excludes policy-making functions that are not significant to the Company’s operations.  “Covered Executives” will include, at minimum, the executive officers identified by the Company pursuant to Item 401(b) of Regulation S-K of the Exchange Act.  For the avoidance of doubt, “Covered Executives” will include at least the following Company officers:  the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, President of the Enterprise Division, President of the Education Division, Chief People Officer, and Chief Operations Officer.

This Policy covers Incentive Compensation received by a person after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive Compensation.

4. Recovery: Accounting Restatement.

In the event of an Accounting Restatement, the Company will recover reasonably promptly any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1 of the Exchange Act.  Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

(a)Definition of Accounting Restatement.

For the purposes of this Policy, an “Accounting Restatement” means the Company is required to prepare an accounting restatement of its financial statements filed with the Securities and Exchange Commission (the SEC) due to the Company’s material noncompliance with any financial reporting requirements under the federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period).

The determination of the time when the Company is required to prepare an Accounting Restatement shall be made in accordance with applicable SEC and NYSE rules and regulations.

An Accounting Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

(b)Definition of Incentive Compensation.

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, for example, bonuses or awards under the Company’s short and long-term incentive plans, grants and awards under the Company’s equity incentive plans, and contributions of such bonuses or awards to the Company’s deferred compensation plans or other employee benefit plans.  Incentive Compensation does not include awards which are granted, earned, and vested without regard to attainment of Financial Reporting Measures, such as time-vesting awards, discretionary awards, and awards based wholly on subjective standards, strategic measures, or operational measures.

(c)Financial Reporting Measures.

“Financial Reporting Measures” are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such financial measures.  For the avoidance of doubt, Financial Reporting Measures include stock price, performance ratios, and total shareholder return.  A measure need not be presented within the financial statements or included in a filing with the SEC to constitute a Financial Reporting Measure for purposes of this Policy.

(d)Excess Incentive Compensation: Amount Subject to Recovery.

The amount(s) to be recovered from the Covered Executive will be the amount(s) by which the Covered Executive’s Incentive Compensation for the relevant period(s) exceeded the amount(s) that the Covered Executive otherwise would have received had such Incentive Compensation been determined based on the restated amounts contained in the Accounting Restatement.  All amounts shall be computed without regard to taxes paid.

For Incentive Compensation based on Financial Reporting Measures such as stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such Financial Reporting Measure upon which the Incentive Compensation was received.  The Company will maintain documentation of that reasonable estimate and will provide such documentation to the applicable national securities exchange.

(e)Method of Recovery.

The Board will determine, in its sole discretion, the method(s) for recovering reasonably promptly excess Incentive Compensation hereunder. Such methods may include, without limitation:

(i)requiring reimbursement of compensation previously paid;

(ii)forfeiting any compensation contribution made under the Company’s deferred compensation plans, as well as any matching amounts and earnings thereon;

(iii)offsetting the recovered amount from any compensation that the Covered Executive may earn or be awarded in the future (including, for the avoidance of doubt, recovering amounts earned or awarded in the future to such individual equal to compensation paid or deferred into tax–qualified plans or plans subject to the Employee Retirement Income Security Act of 1974 (collectively, Exempt Plans); provided that, no such recovery will be made from amounts held in any Exempt Plan of the Company);

(iv)taking any other remedial and recovery action permitted by law, as determined by the Board; or

(v)some combination of the foregoing.

5. Recovery: Detrimental Conduct.

In the event the Board makes a good faith determination that a Covered Executive or other Key Employee has engaged in Detrimental Conduct, then the Company may recover all or a portion of their Incentive Compensation, or benefits in which they have become vested under the terms of the Company’s Deferred Compensation Plan.

The term Key Employee includes a Covered Executive and member of the Company’s Executive Team.

The term ‘Detrimental Conduct” means any of the following in relation to the Covered Executive or other Key Employee:

(a)their deliberate and continued failure substantially to perform their duties and responsibilities, which failure has had an adverse effect on the Company;

(b)their knowing and willful violation of any law, government regulation, the Company Code of Conduct or Company policy;

(c)their act of fraud or dishonesty resulting, or intended to result in, their personal enrichment at the expense of the Company; or

(d)their gross misconduct in performance of their duties that results in economic harm to the Company.

6. No Indemnification or Advance.

Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any Covered Executives against the loss of any erroneously awarded Incentive Compensation, nor shall the Company advance any costs or expenses to any Covered Executives in connection with any action to recover excess Incentive Compensation.

7. Interpretation.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy.  It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed.

8. Effective Date.

The effective date of this Policy is October 2, 2023 (the Policy Effective Date).  This Policy applies to Incentive Compensation received by Covered Executives on or after the Policy Effective Date that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date.  Without limiting the scope or effectiveness of this Policy, Incentive Compensation granted or received by Covered Executives prior to the Effective Date remains subject to the Company’s prior Clawback Policy as described in the Company’s 2022 Proxy Statement as filed with the SEC.  In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation agreement, plan, or program that the Company establishes or maintains on or after the Effective Date.

9. Amendment and Termination.

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the NYSE or any other securities exchange on which the Company’s shares are listed in the future.

10. Other Recovery Rights.

The Board intends that this Policy will be applied to the fullest extent of the law.  Upon receipt of this Policy, each Covered Executive is required to complete a Receipt and Acknowledgement attached as Schedule A to this Policy.  The Board may require that any employment agreement or similar agreement relating to Incentive Compensation received on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy.  Any right of recovery under this Policy is in addition to, and not in lieu of, any (i) other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to Incentive Compensation, unless any such agreement expressly prohibits such right of recovery, and (ii) any other legal remedies available to the Company.  The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

11. Impracticability.

The Company shall recover any excess Incentive Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Board has determined that such recovery would be impracticable, all in accordance with Rule 10D‑1 of the Exchange Act and the NYSE or any other securities exchange on which the Company’s shares are listed in the future.

12. Successors.

This Policy shall be binding upon and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Schedule A

INCENTIVE-BASED COMPENSATION CLAWBACK POLICY

RECEIPT AND ACKNOWLEDGEMENT

I, __________________________________________, hereby acknowledge that I have received and read a copy of the Incentive Compensation Recovery Policy.  As a condition of my receipt of any Incentive Compensation as defined in the Policy, I hereby agree to the terms of the Policy.  I further agree that if recovery of excess Incentive Compensation is required pursuant to the Policy, the Company shall, to the fullest extent permitted by governing laws, require such recovery from me up to the amount by which the Incentive Compensation received by me, and amounts paid or payable pursuant or with respect thereto, constituted excess Incentive Compensation.  If any such reimbursement, reduction, cancelation, forfeiture, repurchase, recoupment, offset against future grants or awards and/or other method of recovery does not fully satisfy the amount due, I agree to immediately pay the remaining unpaid balance to the Company.

Signature	Date

Appendix B

ADJUSTED EBITDA RECONCILIATION TO NET INCOME (LOSS)

We define “Adjusted EBITDA” as net income or (loss) excluding the impact of interest expense, income tax expense, amortization of finite-lived intangible assets, depreciation, share-based compensation expense, adjustments to the fair value of contingent consideration liabilities, and certain other items.  The Company references this non-GAAP financial measure in its disclosures and decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands and unaudited)

	Fiscal Year Ended August 31,
	2023	2022	2021	2020	2019
Reconciliation of net income (loss) to
Adjusted EBITDA:
Net income (loss)	$17,781	$18,430	$13,623	$(9,435)	$(1,023)
Adjustments:
Interest expense, net	492	1,610	2,026	2,262	2,063
Income tax provision (benefit)	8,088	3,634	(7,548)	10,231	1,615
Amortization	4,342	5,266	5,006	4,606	4,976
Depreciation	4,271	4,903	6,190	6,664	6,364
Stock-based compensation	12,520	8,286	8,617	(573)	4,789
Increase (decrease) to the fair value of
contingent earn out liabilities	7	68	193	(49)	1,334
Gain from insurance settlement	-	-	(150)	(933)	-
Government COVID-19 assistance	-	-	(299)	(514)	-
Knowledge Capital wind-down costs	-	-	-	389	-
Restructuring costs	565	-	-	1,636	-
Business acquisition costs	-	-	300	-	-
Licensee transition costs	-	-	-	-	488
	$48,066	$42,197	$27,958	$14,284	$20,606

FRANKLIN COVEY CO. 2200 WEST PARKWAY BOULEVARD SALT LAKE CITY, UT 84119-2331 SCAN TO l\ VIEW MATERIALS&VOTE VOTE BY INTERNET -www.proxvvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 13, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D62982-P64400 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. _ KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY FRANKLIN COVEY CO. The Board of Directors recommends you vote FOR the following: 1. Election of seven directors of the Company, each to serve until the next Annual Meeting and until their respective successors shall be duly elected and shall qualify: Nominees: For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. □ □ □  The 01) Anne H. Chow 05) Nancy Phillips 02) Craig Cuffie 06) Derek C.M. van Bever 03) Donald J. McNamara 07) Robert A. Whitman 04) Joel C. Peterson   Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Advisory vote on approval of executive compensation. 3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal 2022. 4. Approve the Franklin Covey Co. 2022 Omnibus Incentive Plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. FRANKLIN COVEY CO. Annual Meeting of Shareholders January 14, 2022 8:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen D. Young and A. Derek Hatch or either of them as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 14,2022 at 8:30 a.m., local time, or any adjournment(s) thereof. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed and returned in a timely manner, will be voted as specified. If no instructions are specified, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4, and in accordance with the judgment of the persons named as proxy herein on any other matters that may properly come before the annual meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side